     As filed with the Securities and Exchange Commission on April 27, 1995

                                                       Registration No. 33-56465
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 2 TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               KMART CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

                   MICHIGAN                                     38-0729500
(State or other jurisdiction of incorporation      (I.R.S. Employer Identification No.)
                or organization)

                           3100 WEST BIG BEAVER ROAD
                              TROY, MICHIGAN 48084
                                 (810) 643-1000
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)
                            ------------------------

                                  A.N. Palizzi

                   Executive Vice President, General Counsel


                             and Interim President

                               Kmart Corporation
                           3100 West Big Beaver Road
                              Troy, Michigan 48084
                                 (810) 643-1000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

             Verne C. Hampton, II                        Robert E. Buckholz, Jr.
           Dickinson, Wright, Moon,                          Arthur S. Adler
             Van Dusen & Freeman                           Sullivan & Cromwell
       500 Woodward Avenue, Suite 4000                       125 Broad Street
           Detroit, Michigan 48226                       New York, New York 10004

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /


                        CALCULATION OF REGISTRATION FEE


- ---------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------
                                               PROPOSED
 TITLE OF EACH SERIES                           MAXIMUM      PROPOSED MAXIMUM
          OF                                   OFFERING          AGGREGATE           AMOUNT OF
   SECURITIES BEING        AMOUNT BEING          PRICE           OFFERING           REGISTRATION
      REGISTERED            REGISTERED         PER SHARE           PRICE                FEE*
- ---------------------------------------------------------------------------------------------------
Pass Through               $170,000,000          100%          $170,000,000           $58,622
Certificates..........       Aggregate
                             Principal
                              Amount
- ---------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------



* Registration fee of $62,068.97 paid on November 15, 1994.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED APRIL 27, 1995


                               KMART CORPORATION
                              PASS THROUGH TRUSTS
                       PASS THROUGH CERTIFICATES 1995-K-1
                       PASS THROUGH CERTIFICATES 1995-K-2
                             ---------------------

     Each Certificate offered hereby will evidence an undivided interest in one of two separate Kmart Pass Through Trusts to be formed pursuant to separate trust agreements between Kmart and The Bank of New York Trust Company of Florida, National Association, as trustee of Pass Through Trust 1995-K-1, and The Bank of New York Trust Company of California, as trustee of Pass Through Trust 1995-K-2. The Trust Property of each Pass Through Trust will consist of Mortgage Notes issued as non-recourse obligations of separate Owner Trusts (as defined herein) to finance the Sale-Leaseback Transactions described herein. Each Mortgage Note will be secured by (i) an assignment of certain of the related Owner Trust's rights as lessor under one of the Leases described herein, including the right to receive rentals and certain other payments from Kmart, and (ii) a first mortgage on the Property acquired by the related Owner Trust and leased to Kmart, subject to the rights of Kmart under the related Lease, as described more fully herein. See "Description of the Mortgage Notes". Each Certificate will evidence a fractional undivided interest in the related Pass Through Trust and will have no rights, benefits or interest in respect of the other Pass Through Trust or the Trust Property held in the other Pass Through Trust.

     The Mortgage Notes issued in respect of each Property will be issued in two series by the related Owner Trust. Each Pass Through Trust will purchase Mortgage Notes having the same maturity date and having an interest rate corresponding to the interest rate on the Certificates evidencing interests in such Pass Through Trust. The maturity date of the Mortgage Notes acquired by each Pass Through Trust will correspond to the final scheduled distribution date for the Certificates evidencing interests in such Pass Through Trust.

                                       (Cover page continued on following page.)
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
         ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE
    MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                             ---------------------


                                                         INITIAL SCHEDULED     FINAL SCHEDULED     INITIAL PUBLIC
                               PRINCIPAL     INTEREST        PRINCIPAL            PRINCIPAL           OFFERING
    PASS THROUGH TRUST          AMOUNT         RATE      DISTRIBUTION DATE    DISTRIBUTION DATE     PRICE(1)(2)
- ---------------------------   -----------    --------    -----------------    ------------------   --------------
1995-K-1...................   $80,000,000          %                             July 5, 2010            100%
1995-K-2...................    90,000,000                                      January 5, 2020           100
                              -----------
     Total.................   $


- ---------------

(1) Plus accrued interest, if any, at the applicable rate from May   , 1995.



(2) The underwriting commission varies by Pass Through Trust and aggregates
    $       , which constitutes 0.  % of the initial principal amount of the
    Certificates. The underwriting commission and certain other expenses relating to the offering, estimated at $3,100,000.00, will be paid by Kmart (other than certain expenses to be paid by the Owner Trusts). All of the proceeds from the sale of the Certificates will be used to purchase the Mortgage Notes from the Owner Trusts. Kmart has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                             ---------------------


     The Certificates are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates will be ready for delivery in book-entry form only through the facilities of The
Depository Trust Company on or about May   , 1995, against payment therefor in
immediately available funds.

GOLDMAN, SACHS & CO.                                        MORGAN STANLEY & CO.
                                                                INCORPORATED
                             ---------------------

                 The date of this Prospectus is April  , 1995.

(Cover page continued)

     Neither the Certificates nor the Mortgage Notes are direct obligations of or guaranteed by Kmart (except to the extent that it may assume the obligations of the related Owner Trust under any of the Mortgage Notes). The amounts unconditionally payable by Kmart under the Leases, however, will be sufficient to pay in full, when due, all payments required to be made on the Mortgage Notes held in each Pass Through Trust, except upon certain optional redemptions which require the related Owner Trust to deposit an amount sufficient to pay the Redemption Price and Make-Whole Premium with the Corporate Indenture Trustee.

     Interest paid on the Mortgage Notes held in each Pass Through Trust will be passed through to the Certificateholders of such Pass Through Trust on January 5 and July 5 of each year, commencing July 5, 1995, at the rate per annum set forth on the cover page hereof for such Pass Through Trust until the final distribution date for such Pass Through Trust. Scheduled payments of principal on the Mortgage Notes held in each Pass Through Trust will be passed through to the Certificateholders of such Pass Through Trust in the amounts and on the dates described herein, commencing on the date specified on the cover page hereof, unless such Mortgage Notes are earlier redeemed, until the final distribution date for such Pass Through Trust. Any such redemption will be at a redemption price equal to the unpaid principal amount thereof or the portion thereof to be redeemed, plus accrued interest thereon and, in certain circumstances, the Make-Whole Premium, if any. Because the Mortgage Notes are subject to optional redemption under certain circumstances, the final distribution date for the Certificates evidencing interests in a Pass Through Trust may occur significantly earlier than the applicable date specified on the cover page hereof. See "Description of the Mortgage Notes -- Redemption".

     The Certificates will be represented by global certificates registered in the name of The Depository Trust Company's nominee. Interests in the global certificates will be shown in, and transfers thereof will be effected only through, records maintained by The Depository Trust Company and its participants. Except as provided herein, Certificates in definitive form will not be issued. The Certificates will trade in The Depository Trust Company's Same-Day Funds Settlement System until maturity, and secondary market activity for the Certificates will therefore settle in immediately available funds. See "Description of the Certificates".
                          ---------------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CERTIFICATES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING MAY BE EFFECTED IN THE OPEN MARKET OR OTHERWISE, AND IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

     Kmart Corporation ("Kmart" or the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and 7 World Trade Center, 13th Floor, New York, NY 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed rates. Kmart's common stock is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Stock Exchange. Reports, proxy statements and other information can be inspected and copied at the New York Stock Exchange, 20 Broad Street, New York, NY 10005 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, CA 94104.

     Kmart has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Certificates. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. The Registration Statement may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission upon payment of prescribed rates.
                          ---------------------------

                  REPORTS TO CERTIFICATEHOLDERS BY THE TRUSTEE

     Unless and until Definitive Certificates are issued, The Bank of New York Trust Company of Florida, National Association, as trustee of Pass Through Trust 1995-K-1, and The Bank of New York Trust Company of California, as trustee of Pass Through Trust 1995-K-2, will send to Cede & Co., the nominee of The Depository Trust Company, as registered holder of the Certificates, certain periodic statements concerning distributions made with respect to the Pass Through Trusts. See "Description of the Certificates -- Book-Entry Registration" and "-- Reports to Certificateholders".
                          ---------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission (File No. 1-00327) pursuant to the Exchange Act are incorporated herein by reference:


     1. The Company's Annual Report on Form 10-K for the fiscal year ended January 25, 1995;



     2. The Company's Current Reports on Form 8-K filed April 11, 1995 and April 27, 1995; and



     3. All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Certificates.


     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus, or in any other subsequently filed document which is also, or is deemed to be, incorporated by reference, modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded. The Company will provide without charge to each person to whom this Prospectus has been delivered, on written or oral request of such person, a copy (without exhibits, unless such exhibits are specifically incorporated by reference into such documents) of any or all documents incorporated by reference in this Prospectus. Requests for such copies should be addressed to the Corporate Reporting Department, Kmart Corporation, 3100 West Big Beaver Road, Troy, MI 48084 (telephone no. (810) 643-1093).

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information contained elsewhere in, or incorporated by reference in, this Prospectus. Certain capitalized terms used in this summary are defined elsewhere in this Prospectus or in the Glossary of Terms.

                                  THE COMPANY

     Kmart is one of the world's largest mass merchandise retailers and operates stores in each of the 50 states, Puerto Rico, Canada, the Czech Republic and Slovakia and has entered into joint ventures in Mexico and Singapore. See "The Company".

                                THE CERTIFICATES

PASS THROUGH TRUSTS...........   Each of the two Kmart Pass Through Trusts
                                 ("Pass Through Trust 1995-K-1" and "Pass
                                 Through Trust 1995-K-2," respectively, and, each individually a "Pass Through Trust" and collectively, the "Pass Through Trusts") is to be formed pursuant to one of two Pass Through
                                 Trust Agreements (the "Agreements") between
                                 Kmart and The Bank of New York Trust Company of
                                 Florida, National Association, as trustee of Pass Through Trust 1995-K-1, and The Bank of
                                 New York Trust Company of California, as trustee of Pass Through Trust 1995-K-2 (each individually a "Trustee" and collectively, the "Trustees"). Each Pass Through Trust will be a separate entity.

TRUST PROPERTY................   The property of each of the Pass Through Trusts
                                 (the "Trust Property") will consist of mortgage notes (the "Mortgage Notes") issued on a nonrecourse basis by separate Owner Trusts
                                 (collectively, the "Owner Trusts") to finance the sale-leaseback and other similar transactions described herein (collectively, the "Sale-Leaseback Transactions"). Each Pass
                                 Through Trust will acquire Mortgage Notes having the same maturity date as, and an interest rate corresponding to the interest rate on, the Certificates evidencing interests in such Pass Through Trust. The maturity date of the Mortgage Notes acquired by each Pass
                                 Through Trust will correspond to the final scheduled distribution date applicable to the Certificates evidencing interests in such Pass
                                 Through Trust. The aggregate principal amount of the Mortgage Notes held in each Pass Through
                                 Trust will be the same as the aggregate
                                 principal amount of the Certificates evidencing interests in such Pass Through Trust. See
                                 "Structure of the Transaction," "Description of the Certificates -- General" and "Description of the Mortgage Notes -- Security".

BOOK-ENTRY REGISTRATION.......   The Certificates will be issued in fully
                                 registered form only. The Certificates will be registered in the name of Cede & Co. ("Cede"), as the nominee of The Depository Trust Company
                                 ("DTC"). No person acquiring an interest in the Certificates (a "Certificate Owner") will be entitled to receive a Definitive Certificate representing such person's interest in the related Pass Through Trust, except in the event that Definitive

                                 Certificates are issued under the limited circumstances described herein. See "Description of the Certificates -- General," "-- Book-Entry Registration" and "-- Definitive Certificates".

DENOMINATIONS.................   The Certificates will be issued in minimum
                                 denominations of $1,000 initial principal amount and integral multiples of $1,000 in excess thereof. The denomination of each Certificate signifies a Certificate Owner's pro rata share of the aggregate principal amount of the Mortgage Notes held in the related Pass
                                 Through Trust. See "Description of the
                                 Certificates".

REGULAR DISTRIBUTION DATES....   January 5 and July 5, commencing July 5, 1995.

SPECIAL DISTRIBUTION DATES....   The fifth day of any month.

RECORD DATES..................   The fifteenth day preceding a Regular
                                 Distribution Date or a Special Distribution
                                 Date.

DISTRIBUTIONS.................   All payments of principal, premium, if any, and
                                 interest received by the Trustee on the
                                 Mortgage Notes held in a Pass Through Trust will be distributed by the Trustee to the holders of Certificates evidencing interests in such Pass Through Trust on the dates referred to below, except in certain cases where such Mortgage Notes have been redeemed or are in default. Scheduled payments of interest and principal on the Mortgage Notes held in each Pass Through Trust are due in specified amounts on January 5 and July 5 commencing, in the case of interest, on July 5, 1995 and, in the case of principal, on the applicable Initial
                                 Scheduled Principal Distribution Date set forth on the cover page hereof, and will be distributed to the holders of Certificates evidencing interests in such Pass Through Trust on the corresponding Regular Distribution Date.
                                 Interest paid on the Mortgage Notes will be passed through as interest on the Certificates at the applicable rate per annum indicated on the cover page hereof, which will be equal to the interest rate borne by the Mortgage Notes held in the related Pass Through Trust.
                                 Interest on the Mortgage Notes will be
                                 calculated on the basis of a 360-day year consisting of twelve 30-day months. See
                                 "Description of the Certificates -- General".
                                 Payments of principal, premium, if any, and interest on the Mortgage Notes held in each Pass Through Trust resulting from any redemption thereof, or from actions taken in connection with an Indenture Default, will be distributed on a Special Distribution Date, upon not less than 20 days' notice from the Trustee to the holders of the related
                                 Certificates. See "Description of the
                                 Certificates -- Events of Default and Certain
                                 Rights Upon an Event of Default" and
                                 "Description of the Mortgage Notes --
                                 Redemption".

METHOD OF DISTRIBUTIONS.......   So long as the Certificates are registered in
                                 the name of Cede as nominee of DTC,
                                 distributions by the Trustee with respect to a Pass Through Trust will be made in same day funds to DTC, which will in turn make distributions to participants in DTC ("DTC Participants") holding positions in the Certificates evidencing interests in such Pass Through Trust in clearing-house or next-day funds. The final distribution of principal with respect to the Certificates evidencing interests in a Pass
                                 Through Trust will be made by DTC to DTC
                                 Participants in same day funds. Distributions by DTC Participants to Certificate Owners will be the responsibility of such DTC Participants and will be made in accordance with customary industry practices. See "Description of the Certificates -- Payments and Distributions". At such time, if any, as Definitive Certificates are issued, distributions by the Trustee to Certificateholders, other than the final distribution, will be made by check mailed to each Certificateholder of record on the applicable record date at its address appearing on the register. The final distribution with respect to the Certificates evidencing interests in a Pass Through Trust will be made only upon surrender and presentation thereof at the office or agency of the Trustee of such Pass Through Trust. See "Description of the
                                 Certificates -- Payments and Distributions".

                               THE MORTGAGE NOTES

INTEREST PAYMENTS.............   Interest will be payable on the Mortgage Notes
                                 on the unpaid principal amount thereof on January 5 and July 5 in each year commencing
                                 July 5, 1995.

SCHEDULED PRINCIPAL
PAYMENTS......................   Principal on the Mortgage Notes held in each
                                 Pass Through Trust will be payable in scheduled amounts, commencing on the applicable Initial
                                 Scheduled Principal Distribution Date set forth on the cover page hereof in accordance with the principal repayment schedule set forth herein under "Description of the Mortgage Notes --
                                 Principal Payments".

REDEMPTION....................   Each Owner Trust, with the consent of Kmart,
                                 may redeem all of the Mortgage Notes issued by it, or all Owner Trusts, with the consent of Kmart, may redeem all of the Mortgage Notes held in either or both of the Pass Through
                                 Trusts, in either case, on any Special
                                 Distribution Date, at a redemption price equal to the unpaid principal amount thereof, together with accrued interest thereon to the date of the redemption, plus the applicable
                                 Make-Whole Premium, if any, calculated in the manner described herein. See "Description of the Mortgage Notes -- Redemption -- Optional
                                 Redemption".

                                 The Mortgage Notes relating to a Property will also be subject to redemption, in whole, in the event that (a) on or after the fifth anniversary of the commencement of the base term of the Lease, the Property has become obsolete, no longer economic for Kmart's use or surplus to Kmart's requirements, and Kmart exercises its right to terminate the Lease with respect to such Property (the "Termination Right"); (b) any Owner Participant becomes a competitor of Kmart during the term of the Lease and the related Owner

                                 Trust's interest in the Property is transferred to Kmart or a third party (the "Competitor Option"); or (c) an Event of Loss occurs with respect to such Property. Each such redemption will be at a price equal to the unpaid principal amount of such Mortgage Note and accrued interest thereon, together with, in the case of redemption described in clauses (a) and
                                 (b) above, the applicable Make-Whole Premium, but without premium or other prepayment penalty of any kind in the case of a redemption described in clause (c) above. In addition, a redemption of the Mortgage Notes described in clause (a) or (b) above will be subject to the right of Kmart to assume, on a full recourse basis, the obligations with respect to the Mortgage Notes. In addition, a redemption of the Mortgage Notes described in clause (a) or
                                 (c) above will be subject to the right of Kmart to substitute a property for the Property in question (the "Substitution Right").

                                 The Mortgage Notes relating to a Property will also be subject to redemption, in whole or in part, at a redemption price equal to the unpaid principal amount thereof (or the portion thereof to be redeemed) plus accrued interest thereon, but without premium, upon the occurrence of certain condemnations or casualties, to the extent of any excess condemnation awards or excess casualty insurance proceeds.

                                 In addition, the Mortgage Notes issued under any particular Indenture by the related Owner Trust will be subject to redemption by such Owner Trust (except during any period during which the Company is an Owner Participant or otherwise controls such Owner Trust), in whole, but not in part, if under such Indenture a Lease Event of Default (other than a Lease Event of Default related to Excepted Payments) shall have occurred and be continuing; provided that there is no Indenture Default resulting other than from such Lease Event of Default. Such redemption will be at the Redemption Price plus the Make-Whole Premium if effected prior to the earlier of acceleration of the applicable Mortgage Notes or, in the case of a Lease Event of Default arising from a Monetary Default, the expiration of a period of 180 days following the occurrence of such Lease Event of Default that is continuing at the expiration of such period. Such redemption will be at the Redemption Price without premium if effected after (i) delivery by the Indenture Trustees of a notice of acceleration of the applicable Mortgage Notes or (ii) the expiration of a period of 180 days following the occurrence of such Lease Event of Default arising from a Monetary Default.

                                 See "Description of the Mortgage Notes --
                                 Redemption -- Optional Redemption" and "--
                                 Redemption Upon an Event of Loss or Other
                                 Condemnation or Casualty" and "Description of the Leases -- Condemnation and Casualty" and "-- Early Termination Rights".

SECURITY......................   Two Mortgage Notes will initially be issued by
                                 an Owner Trust under an indenture, mortgage and deed of trust, assignment of rents and security agreement (an "Indenture") affecting each
                                 Property. The Mortgage Notes issued with respect to each corresponding Property will be secured by (i) an assignment to the Indenture
                                 Trustees of certain of the related Owner
                                 Trust's rights under the Lease with respect to such Property, including the right to receive rentals and certain other amounts payable thereunder by Kmart, (ii) a first mortgage on the Property acquired by such Owner Trust and leased to Kmart, subject to the rights of Kmart under the related Lease, and (iii) the Owner
                                 Trust's rights under the Option (as hereinafter defined). Upon an Indenture Default, the Indenture Trustees may exercise their rights with respect to the related Trust Estate for the equal and ratable benefit of the Mortgage
                                 Notes issued under or secured by that
                                 Indenture. See "Structure of the Transaction,"
                                 "Description of the Certificates" and
                                 "Description of the Mortgage Notes -- Security" and "-- Indenture Defaults, Notice and Waiver".

                                 Although the Mortgage Notes are not direct obligations of, or guaranteed by, Kmart (except to the extent that Kmart may assume the obligations of an Owner Trust thereunder, as described under "Description of the Mortgage Notes -- Assumption of Obligations by Kmart"), the amounts unconditionally payable by Kmart under the Leases will be sufficient to pay in full when due all payments required to be made on the Mortgage Notes except upon certain optional redemptions which require the related Owner Trust to deposit an amount sufficient to pay the Redemption Price and Make-Whole Premium with the Corporate Indenture Trustee. See "Description of the Mortgage Notes -- Redemption -- Optional Redemption," "-- Redemption -- Make-Whole Premium" and "-- Security". Neither the Trustee, the Certificateholders nor the Indenture Trustees will have recourse in respect of the Mortgage Notes against any Owner Trustee or Owner Participant. See "Description of the Mortgage Notes -- General".

                                USE OF PROCEEDS

     The Certificates are being issued in order to facilitate the financing by each Owner Trust of its purchase of a Property. Proceeds from the sale of the Certificates will be used by the Trustees to purchase the Mortgage Notes issued by each Owner Trust, which in turn will use the proceeds to purchase its related Property. See "Structure of the Transaction".

     The net proceeds to be received by the Company from the Sale-Leaseback Transactions will be used (i) for general corporate purposes and (ii) in the case of Properties to be conveyed by developers to the related Owner Trust, primarily to repay loans made to such developers, which funded the construction and/or acquisition of such Property.

                         TRUSTEES AND INDENTURE TRUSTEE

     The Bank of New York Trust Company of Florida, National Association will act as trustee for the Certificates evidencing interests in Pass Through Trust 1995-K-1 and The Bank of New York Trust Company of California will act as trustee for the Certificates evidencing interests in Pass Through

Trust 1995-K-2. The Bank of New York will act as the Corporate Indenture Trustee under the Indentures and as paying agent and registrar for the Certificates evidencing interests in the Pass Through Trusts.

                        FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of counsel to Kmart, each Pass Through Trust will be classified as a grantor trust for federal income tax purposes, and each holder of an interest in the Certificates will be treated as the owner of a pro rata undivided interest in each of the Mortgage Notes and any other property held in the Pass Through Trust in which the Certificates held by such holder evidence an interest and will be required to report on its federal income tax return its pro rata share of income from such Mortgage Notes and other property in accordance with such holder's method of accounting. See "Certain Federal Income Tax Consequences".

                              ERISA CONSIDERATIONS

     A fiduciary considering purchasing Certificates for or on behalf of an employee benefit plan should consider the issues discussed in "ERISA Considerations".

                                LEGAL INVESTMENT

     Institutions whose investment activities are subject to review by federal or state regulatory authorities should consult with their counsel or the applicable authorities to determine whether and to what extent the Certificates constitute legal investments for them. The Certificates will not constitute "mortgage related securities" for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended. See "Legal Investment Considerations".

                                  THE COMPANY

     Kmart Corporation ("Kmart" or "Company") is one of the world's largest mass merchandise retailers. The dominant portion of Kmart's business consists of U.S. Kmart stores. As of January 25, 1995, Kmart operated 2,316 Kmart discount stores with locations in each of the 50 United States and Puerto Rico, and Kmart international operations consisted primarily of 128 Kmart stores in Canada and 13 department stores located in the Czech Republic and Slovakia. As part of its international expansion strategy, Kmart has entered into joint ventures in Mexico and Singapore, which, as of January 25, 1995, had opened four stores: two in Mexico and two in Singapore. Kmart also holds significant equity interests in OfficeMax, Inc. ("OfficeMax"), The Sports Authority, Inc. ("The Sports Authority") and substantially all of the Meldisco subsidiaries of Melville Corporation, which operate the footwear departments in domestic Kmart stores.

     As of January 25, 1995, Kmart specialty retail operations consisted of the Borders Group and Builders Square subsidiaries. Borders Group is the second largest U.S. operator of book superstores under the Borders name and the largest U.S. operator of mall-based bookstores under the Waldenbooks name. As of January 25, 1995, Borders Group operated 1,187 bookstores in 50 states and the District of Columbia. See "-- Recent Developments" for a discussion of an announcement regarding a potential Borders Group Initial Public Offering ("IPO"). Builders Square operated 166 home improvement stores at January 25, 1995. The business strategy of Builders Square is to phase out its self-service warehouse-style home improvement stores and operate large format superstores that emphasize customer service and provide an extensive selection of quality products and services to repair, remodel, redecorate and maintain both home and garden.

     Kmart also holds a significant investment in Thrifty PayLess Holdings, Inc. ("TPH"), an entity which resulted primarily from the combination of Kmart's former subsidiary PayLess Drug Stores Northwest, Inc. ("PayLess") with Thrifty Drug Stores after PayLess was sold to TPH in the first quarter of 1994. In the fiscal 1993 consolidated financial statements, the operations of PayLess were presented as part of discontinued operations. However, as Kmart's investment in TPH will extend beyond the period initially planned, the operations of PayLess have been reclassified as part of continuing operations in fiscal 1993 and fiscal 1992. Management will continue to actively seek a buyer for this investment during fiscal 1995 and expects that such disposition will occur either through a private offering or other alternative means.

     Kmart was incorporated under the laws of the State of Michigan on March 9, 1916. The principal executive offices of Kmart are located at 3100 West Big Beaver Road, Troy, Michigan 48084, and its telephone number is (810) 643-1000.

RECENT DEVELOPMENTS

     In November 1994, Kmart completed IPOs for 75% and 70% interests, respectively, in OfficeMax, an operator of high-volume, deep-discount office product superstores, and The Sports Authority, an operator of large-format sporting goods stores. These offerings resulted in net cash proceeds to Kmart of approximately $642 million for OfficeMax and $254 million for The Sports Authority. Kmart also completed the sale of its 21.5% equity interest in Coles Myer, the largest retailer in Australia, in November 1994, resulting in net cash proceeds to Kmart of approximately $928 million.

     Kmart also anticipates undertaking an IPO of an equity interest in Borders Group, the timing of which will depend upon market and other conditions, and continues to review alternatives with respect to Builders Square and initiatives related to the Company's core business.

     On March 21, 1995, the Company announced that Joseph E. Antonini had relinquished his position as president, chief executive officer, and director of the Company, effective immediately, and that Anthony N. Palizzi, executive vice president and general counsel, will serve as interim president, and Ronald J. Floto, executive vice president, Super Kmart Centers, will serve as interim chairman of the management executive committee. The Company also announced that it will begin a search for a new chief executive officer immediately.


     As of the date of this Prospectus, Standard and Poor's Ratings Group ("S&P"), Moody's Investors Service, Inc. ("Moody's") and Duff & Phelps Credit Rating Co. ("D&P") have assigned the ratings of "BBB", "Baa1" and "BBB", respectively, to the long-term senior unsecured debt of Kmart. There can be no assurance that the ratings set forth above may not be changed by the respective rating agency at any time. See "Rating".


                                USE OF PROCEEDS

     The Certificates are being issued in order to facilitate the financing by each Owner Trust of its purchase of its respective Property. Proceeds from the sale of the Certificates will be used by the Trustees to purchase the Mortgage Notes issued by each Owner Trust, which in turn will use the proceeds to purchase its respective Property. See "Structure of the Transaction".

     Net proceeds of $       million to be received by the Company from the
Sale-Leaseback Transactions will be used for general corporate purposes. In the case of Properties to be conveyed by developers to the related Owner Trust, net
proceeds of $       million will be used primarily to repay loans made to such developers which funded the construction and/or acquisition of such Property. See "Structure of the Transaction".

                         SELECTED FINANCIAL INFORMATION


     The following is a summary of certain selected consolidated financial information of the Company. Operating results and affected ratios have been restated to exclude discontinued operations of PACE Membership Warehouse, Inc. and Coles Myer, Ltd. All fiscal years prior to 1994 reflect the operations of PayLess Drug Stores Northwest, Inc., OfficeMax, Inc. and The Sports Authority, Inc. as part of continuing operations. This summary should be read in conjunction with the related consolidated financial statements and notes thereto included or incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended January 25, 1995 incorporated herein by reference. See "Incorporation of Certain Documents by Reference". The information presented below for, and as of the end of, each of the fiscal years in the five-year period ended January 25, 1995 (except for the ratio of earnings from continuing retail operations to fixed charges) is derived from the consolidated financial statements of the Company, which financial statements have been audited by Price Waterhouse LLP, independent accountants.



                                               1990       1991       1992      1993(1)     1994
                                              -------    -------    -------    -------    -------
                                                             (DOLLARS IN MILLIONS)
Summary of Operations
  Sales....................................   $29,775    $30,934    $33,366    $36,694    $34,025
  Cost of merchandise sold.................    21,809     22,622     24,516     27,520     25,992
  Selling, general and administrative
     expenses..............................     6,815      7,036      7,393      8,217      7,701
  Interest expense -- net..................       395        396        428        495        494
  Income (loss) from continuing retail
     operations before income taxes and
     equity income.........................     1,024      1,157      1,321       (590)       294
  Net income (loss) from continuing retail
     operations before extraordinary item
     and the effect of accounting
     changes...............................       688        778        901       (347)       260
  Net income (loss)........................       756        859        941       (974)       296
  Ratio of earnings from continuing retail
     operations to fixed charges...........       2.9        3.0        3.0         --(2)     1.4
Balance Sheet (at end of period):
  Working capital..........................   $ 3,519    $ 4,682    $ 5,014    $ 3,793    $ 3,561
  Merchandise inventories..................     6,891      7,546      8,752      7,252      7,382
  Total assets.............................    13,899     15,999     18,931     17,504     17,029
  Long-term debt...........................     1,701      2,287      3,237      2,227      2,011
  Capital leases...........................     1,598      1,638      1,698      1,720      1,777
  Shareholders' equity.....................     5,384      6,891      7,536      6,093      6,032


- -------------------------

(1) Results of operations for 1993 include a pre-tax provision of $1,348 million ($862 million net of tax) for store restructuring and other charges.



(2) Fixed charges represent total interest charges, a portion of operating rentals representative of the interest factor and amortization of debt discount and expense. The deficiency of income from continuing retail operations versus fixed charges was $549 million for the fiscal year ended January 26, 1994.


                          STRUCTURE OF THE TRANSACTION

     Concurrently with the issuance of the Certificates, Kmart will sell or cause the sale of 16 buildings currently used as Kmart stores together with a 25-year estate-for-years interest (the "Estate-for-Years Interest") in the land on which the Stores are situated (the "Land") for an aggregate price of approximately $170 million to separate owner trusts (each, an "Owner Trust"), for which Wilmington Trust Company (the "Corporate Owner Trustee") and, where required by state law, Chemical Trust Company of California (the "Corporate Co-Trustee") or an individual person (the "Individual Owner Trustee"), are acting as owner trustees (the Corporate Owner Trustee, Corporate Co-Trustee and the Individual Owner Trustee, collectively, the "Owner Trustees") under separate trust agreements (each, an "Owner Trust Agreement") for one or more institutional investors (each, an "Owner Participant"). References to an Owner Trust shall also refer to an Owner Trustee acting in its trust capacity in instances where applicable state law does not permit the Owner Trust itself to take an action. Seven of these Properties will be conveyed to the acquiring Owner Trust by developers of the Properties at the direction of the Company pursuant to its rights under the agreements with each developer under which the developer agreed to construct the Store and Kmart agreed to purchase the Property upon completion of the Store. Simultaneously with the sale of the Property to the Owner Trust, Kmart will sell a remainder interest in the Land that follows expiration of each Owner Trust's Estate-For-Years Interest to a trust that is unaffiliated with Kmart (the "Remainderman"). Each Owner Trust will immediately lease each parcel of Land and the Store thereon back to Kmart pursuant to leases (each, a "Lease")
for an initial term expiring May   , 2020. The Owner Trust will have an option
(the "Option"), concurrently with the expiration of the Base Term of the Lease and the Estate-for-Years, (a) to purchase, at fair market sales value, the Remainderman's interest in each parcel of Land or (b) to ground lease such Land from the Remainderman on a triple-net-lease basis. The ground lease would have a term of 75 years (subject to earlier termination at the option of the ground lessee). Each Owner Trust's estate for years interest in a parcel of Land, together with such Owner Trust's fee simple title to the Store located on such land, is referred to as a "Property".


     A portion of the purchase price to be paid by an Owner Trust for each Property will be obtained from the equity investment of the corresponding Owner Participant. The Mortgage Notes will be issued by each Owner Trust on a non-recourse basis to finance the remainder of the purchase price. The Mortgage Notes will be acquired from the Owner Trusts by the Trustees with the proceeds from the sale of the Certificates.

     The Mortgage Notes will be issued under a separate indenture, mortgage and deed of trust, assignment of rents and security agreement (each, an "Indenture") with respect to each Property. Two Mortgage Notes will initially be issued under each Indenture. Each Indenture will be entered into by and among The Bank of New York (the "Corporate Indenture Trustee") and Todd N. Niemy (the "Individual Indenture Trustee"), as trustees thereunder (the Corporate Indenture Trustee and the Individual Indenture Trustee, in such capacities, the "Indenture Trustees"), and the corresponding Owner Trust. Neither any Owner Trust, Owner Trustee nor any Owner Participant will be personally liable for any amount payable under the related Indenture or the Mortgage Notes issued thereunder.

     The Mortgage Notes issued under each Indenture will be secured by an assignment of certain of the corresponding Owner Trust's rights as lessor under the Lease with respect to the Property securing such Mortgage Notes, including the right to receive base rentals and certain other payments from Kmart (excluding Excepted Payments), a first mortgage on the Property, subject to the rights of Kmart under the related Lease and the related Option (with respect to each such Indenture, the "Trust Estate"). The Mortgage Notes issued under the Indenture with respect to a Property acquired by an Owner Trust will not be secured by any of the Properties securing Mortgage Notes issued under any other Indenture and will not be cross-defaulted with Mortgage Notes issued under any other Indenture.

     The amounts unconditionally payable by Kmart under the Leases will be sufficient to pay in full, when due, all payments required to be made on the Mortgage Notes, except upon certain optional redemptions which require the Owner Trust to deposit an amount sufficient to pay the Redemption Price and Make-Whole Premium with the Corporate Indenture Trustee. See "Description of the Mortgage Notes -- Redemption -- Optional Redemption". The Mortgage Notes will not be recourse obligations of any Owner Participant, the Owner Trustees or of any Owner Trust, but will be payable solely from base rents and other amounts paid under the Lease (excluding Excepted Payments) of the Property securing such Mortgage Notes and amounts realized from the exercise of the Indenture Trustees' remedies under the Indenture against the related Trust Estate.

     A more detailed description of the transaction is set forth below under "Diagram of Payments," "Description of the Certificates," "Description of the Mortgage Notes" and "Description of the Leases".

     The Pass Through Trusts will be formed pursuant to two separate Pass Through Trust Agreements (in each case, an "Agreement"), between The Bank of New York Trust Company of Florida, National Association, as trustee of Pass Through Trust 1995-K-1, or The Bank of New York Trust Company of California, as trustee of Pass Through Trust 1995-K-2 (collectively, in such capacity, the "Trustees"), and Kmart. Concurrently with the execution and delivery of the Agreements, each Trustee, on behalf of the related Pass Through Trust, will purchase the Mortgage Notes to be held in the related Pass Through Trust from each Owner Trust. Each Trustee, on behalf of the related Pass Through Trust, will purchase those Mortgage Notes having the same maturity date and an interest rate equal to the interest rate applicable to the Certificates evidencing interests in such Pass Through Trust. The maturity date of the Mortgage Notes acquired by each Pass Through Trust will correspond to the final scheduled Distribution Date applicable to the Certificates evidencing an interest in such Pass Through Trust. Each Trustee will distribute all payments of principal, premium, if any, and interest received by it as holder of the Mortgage Notes to the holders of Certificates evidencing an interest in the Pass Through Trust in which such Mortgage Notes are held. See "Description of the Certificates" and "Description of the Mortgage Notes".

                                 THE PROPERTIES

     The Properties consist of 16 Kmart store locations (including six combination general-merchandise and grocery Super Kmart Centers). Certain information regarding each of the Properties is set forth in the following table:

                                                                FACILITY
                                                                  SIZE
                                                                  (SQ.      LOT SIZE
                    KMART STORE LOCATIONS                         FT.)      (ACRES)     OPENING DATE
- -------------------------------------------------------------   --------    --------    ------------
Antioch, CA..................................................     95,070        7.5       04/17/94
El Cajon, CA.................................................    118,840       10.9       02/10/94
Morgan Hill, CA..............................................    106,942        8.1       02/17/94
Mission Viejo, CA............................................    115,556       10.3       03/03/94
Highland, CA.................................................    108,015        9.5       02/17/94
Lafayette, GA................................................     95,893       17.9       03/03/94
Sidney, NY...................................................    100,205       21.9       07/24/94
Mankato, MN..................................................    117,191       13.1       09/11/94
McKinleyville, CA............................................     94,420        7.7       09/25/94
Hilliard, OH.................................................    121,843       12.2       10/23/94

                                                                FACILITY
                                                                  SIZE
                                                                  (SQ.      LOT SIZE
                SUPER KMART CENTER LOCATIONS                      FT.)      (ACRES)     OPENING DATE
- -------------------------------------------------------------   --------    --------    ------------
Fresno, CA...................................................    193,927       17.7       08/24/94
Sherman, TX..................................................    169,999       23.9       05/08/94
Amsterdam, NY................................................    169,984       34.7       09/18/94
Chillicothe, OH..............................................    169,984       25.6       09/04/94
Waco, TX.....................................................    193,689       29.3       09/11/94
San Antonio, TX..............................................    170,036       22.3       10/30/94

                              DIAGRAM OF PAYMENTS

     The following diagram illustrates certain aspects of the payment flows among Kmart, each Owner Trust, each Owner Participant, the Indenture Trustees, the Trustees and the holders of the Pass Through Certificates.


     Kmart will lease each Property from the corresponding Owner Trust under a separate Lease. Two Mortgage Notes will initially be issued under each Indenture by the corresponding Owner Trust, one with a final scheduled principal payment due July 5, 2010 and the other with a final scheduled principal payment due January 5, 2020. Rent will be payable under each Lease to the corresponding Owner Trustees; however, as a result of the assignment of such Lease to the applicable Indenture Trustees, Kmart will make rental payments thereunder directly to the Corporate Indenture Trustee. From such rental payments, the Corporate Indenture Trustee will, on behalf of each Owner Trust, make payments on the Mortgage Notes held in each Pass Through Trust to the related Trustee and will pay the balance to each respective Owner Trust for distribution to the corresponding Owner Participant. Each Trustee will distribute payments received on the Mortgage Notes held in the related Pass Through Trust to the related Certificateholders. In the event that the Corporate Indenture Trustee does not receive the full amounts payable with respect to both Mortgage Notes issued under an Indenture, the Corporate Indenture Trustee will be required, pursuant to the terms of such Indenture, to distribute the amounts received on a pro rata basis in accordance with the respective amounts due and payable on such Mortgage Notes.



                                ------------------
                                |     KMART      |
                                ------------------
                                        |
                                        |
                                        | Lease Rental Payments
                                        |
                                        |
                                ------------------
                                |   Corporate    |
                --------------- |   Indenture    | --------------
                | Excess        | Trustee for the|              |
                | Payments      | Owner Trust(1) |              | Mortgage Note Payments
                |               ------------------              |
                |                                               |
                |                                ----------------------------
                |                                |                          |
                |                                |                          |
                |                                |                          |
      --------------------               --------------------        --------------------
      |  Corporate Owner |               | Trustee for Pass |        | Trustee for Pass |
      |  Trustee for the |               |  Through Trust   |        |  Through Trust   |
      |    Owner Trust   |               |    1995-K-1      |        |    1995-K-2      |
      --------------------               --------------------        --------------------
                |                                |                          |
                |                                |      Pass Through        |
                |   Excess                       |       Certificate        |
                |   Payments                     |      Distributions       |
                |                                |                          |
      --------------------               --------------------        --------------------
      |       Owner      |               |    Holders of    |        |    Holders of    |
      |  Participant for |               |   Certificates   |        |   Certificates   |
      |  the Owner Trust |               |                  |        |                  |
      --------------------               --------------------        --------------------




- -------------------------
(1) There will be a separate Indenture and a separate Owner Trust with respect to each Property.

                        DESCRIPTION OF THE CERTIFICATES

     The Certificates will be issued pursuant to two separate Agreements, each of which is to be entered into between Kmart and one of the Trustees, on behalf of the related Pass Through Trust. Each Agreement will contain substantially the same terms, except that the interest rates, scheduled payments of principal and maturity dates applicable to the Mortgage Notes held in each Pass Through Trust, the aggregate principal amount of Mortgage Notes held in each Pass Through Trust, and the final distribution date applicable to each Pass Through Trust will differ. The statements under this caption are a summary of the terms of the Certificates and the Agreements and do not purport to be complete. The summary makes use of terms defined in and is qualified in its entirety by reference to all of the provisions of the Agreements and the Certificates, the forms of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. Except as otherwise indicated, the following summary relates to each of the Agreements, the Pass Through Trusts formed thereby and the Certificates issued by each Pass Through Trust. Citations to the relevant sections of the Agreements appear below in parentheses. References to the Trustee or the Agreement, with respect to any Certificates, mean, respectively, the Trustee under the related Agreement or the Agreement under which such Certificates are issued.

GENERAL

     The Certificates will be issued in fully registered form only. Each Certificate will represent a fractional undivided interest in the Pass Through Trust created by the Agreement pursuant to which such Certificate was issued. The property of each Pass Through Trust will include the Mortgage Notes held in such Pass Through Trust, all monies at any time paid thereon and all monies due and to become due thereunder and funds from time to time deposited with the Trustee in the accounts established pursuant to the related Agreement. Each Certificate will correspond to a pro rata share of the outstanding principal amount of the Mortgage Notes held in the related Pass Through Trust and will be issued in minimum denominations of $1,000 initial principal amount and integral multiples of $1,000 in excess thereof. (Agreements, Sections 2.01 and 2.06) The Certificates will be registered in the name of Cede & Co. ("Cede") as the nominee of The Depository Trust Company ("DTC"). No person acquiring an interest in the Certificates (a "Certificate Owner") will be entitled to receive a certificate representing such person's interest in the Certificates, except as set forth below under "Definitive Certificates". Unless and until Definitive Certificates are issued under the limited circumstances described herein, all references to actions by Certificateholders shall refer to actions taken by DTC upon instructions from DTC Participants (as defined below), and all references herein to distributions, notices, reports and statements to Certificateholders shall refer, as the case may be, to distributions, notices, reports and statements to DTC or Cede, as the registered holder of the Certificates, or to DTC Participants for distribution to Certificate Owners in accordance with DTC procedures. (Agreements, Section 2.11) See "Book-Entry Registration".

     Interest paid on the Mortgage Notes held in a Pass Through Trust will be passed through to holders of Certificates evidencing interests in such Pass Through Trust at the applicable rate per annum set forth on the cover page of this Prospectus, which will be calculated on the basis of a 360-day year of twelve 30-day months.

     Each Certificate will represent a fractional undivided interest in the related Pass Through Trust and will not have any rights, benefits or interest in respect of the other Pass Through Trust or in the property held by the other such Pass Through Trust. All payments and distributions on the Certificates will be made only from the property of the Pass Through Trust in which such Certificates evidence an interest. (Agreements, Section 3.05) The Certificates do not represent an interest in or obligation of Kmart, the Trustee, any Owner Trust, any Owner Trustee in its individual capacity, any Owner Participant, or any of their respective affiliates. Each Certificateholder by its acceptance of a Certificate agrees to look solely to the income and proceeds from the Trust Property to the extent available for distribution as provided in the Agreements.

     None of the Agreements, the Indentures or the Leases includes financial covenants or "event risk" provisions that would afford Certificateholders protection in the event of a highly leveraged or other transaction involving Kmart. The Certificateholders will have the benefit of a lien on the Property and the other property in each Trust Estate securing the Mortgage Notes held in the related Pass Through Trust, as discussed under "Description of the Mortgage Notes -- Security". However, in the event that Kmart assumes the obligations of an Owner Trust under a Mortgage Note, the Property securing such Mortgage Note may, upon compliance with certain conditions set forth in the Indenture, be released from the lien of the related Indenture and not subjected to the lien of any Company Indenture, in which event Certificateholders could look only to Kmart for payment thereof. See "Description of the Mortgage Notes -- Release of Security" and "-- Assumption of Obligations by Kmart".

BOOK-ENTRY REGISTRATION

     DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participants ("DTC Participants") and to facilitate the clearance and settlement of securities transactions between DTC Participants through electronic book-entries, thereby eliminating the need for physical movement of certificates. DTC Participants include securities brokers and dealers (including Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated), banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant either directly or indirectly ("Indirect Participants").

     Certificate Owners that are not DTC Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, Certificates may do so only through DTC Participants and Indirect Participants. In addition, Certificate Owners will receive all distributions of principal and interest from the Trustee through DTC Participants and Indirect Participants. In addition, Certificate Owners will receive all distributions of principal and interest from the Trustee through DTC Participants or Indirect Participants, as the case may be. Under a book-entry format, Certificate Owners may experience some delay in their receipt of payments, since such payments will be forwarded by the Trustee to Cede, as nominee for DTC. DTC will forward such payments to DTC Participants, which thereafter will forward them to Indirect Participants or Certificate Owners, as the case may be, in accordance with customary industry practices. The forwarding of such distributions to the Certificate Owners will be the responsibility of such DTC Participants. The only "Certificateholder" of a Pass Through Trust will be Cede, as nominee of DTC. Certificate Owners will not be recognized by the Trustee as Certificateholders, as such term is used in the Agreements, and Certificate Owners will be permitted to exercise the rights of Certificateholders only indirectly through DTC and DTC Participants.

     Under the rules, regulations and procedures creating and affecting DTC and its operations (the "Rules"), DTC is required to make book-entry transfers of Certificates among DTC Participants on whose behalf it acts with respect to the Certificates and to receive and transmit distributions of principal of, premium, if any, and interest on, the Certificates. DTC Participants and Indirect Participants with which Certificate Owners have accounts with respect to the Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although Certificate Owners will not possess Certificates, the Rules provide a mechanism by which Certificate Owners will receive payments and will be able to transfer their interests.

     Because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect Participants, the ability of a Certificate Owner to pledge Certificates to persons or entities that do not participate in the DTC system or to otherwise act with respect to such Certificates, may be limited due to the lack of a physical certificate for such Certificates.

     DTC has advised the Company that it will take any action permitted to be taken by a Certificateholder under the Agreements only at the direction of one or more DTC Participants to whose accounts with DTC the Certificates are credited. Additionally, DTC has advised the Company that it will take such actions with respect to any percentage of Certificateholders of each Pass Through Trust only at the direction of and on behalf of DTC Participants whose holdings include undivided interests that satisfy any such percentage. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of DTC Participants whose holdings include such undivided interests.

     Neither the Company nor the Trustees will have any liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Certificates held by Cede, as nominee for DTC, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Kmart believes to be reliable, but Kmart has not independently verified such information.

DEFINITIVE CERTIFICATES

     The Certificates will be issued in fully registered, certificated form ("Definitive Certificates") to Certificate Owners or their nominees, rather than to DTC or its nominee, only if (i) Kmart advises the Trustee in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the Certificates or is no longer eligible and Kmart is unable to appoint a qualified successor or (ii) Kmart, at its option, elects to terminate the book-entry system through DTC. (Agreements, Section 2.11)

     Upon the occurrence of any event described in the immediately preceding paragraph, the Trustee will be required to notify all Certificate Owners through DTC Participants of the availability of Definitive Certificates. Upon surrender by DTC of the global certificates representing the Certificates and receipt of instructions for re-registration, the Trustee will reissue the Certificates as Definitive Certificates to Certificate Owners. (Agreements, Section 2.11)

     Definitive Certificates will be freely transferable and exchangeable at the office of the Trustee upon compliance with requirements set forth in the Agreement. No service charge will be imposed for any registration of transfer or exchange, but payment of a sum sufficient to cover any tax or other governmental charge shall be required. (Agreements, Section 2.07)

SAME-DAY SETTLEMENT AND PAYMENT

     So long as the Certificates are registered in the name of Cede, as nominee of DTC, all payments made by Kmart to the Corporate Indenture Trustee under the Leases will be in immediately available funds and, to the extent such payments are allocable to the Mortgage Notes, will be passed through to DTC in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Certificates will trade in DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Certificates will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Certificates.

PAYMENTS AND DISTRIBUTIONS

     Payments of principal, premium, if any, and interest on the Mortgage Notes held in each Pass Through Trust received by the Trustee will be distributed by the Trustee to holders of Certificates evidencing interests in such Pass Through Trust on the date such receipt is confirmed, except in certain cases when some or all of such Mortgage Notes are in default. See "Events of Default and

Certain Rights Upon an Event of Default". Payments of interest on the unpaid principal amount of the Mortgage Notes held in each Pass Through Trust are scheduled to be received by the Trustee on January 5 and July 5 of each year commencing July 5, 1995, and payments of principal on the Mortgage Notes held in each Pass Through Trust are scheduled to be received by the Trustee commencing on the date specified on the front cover page of this Prospectus for such Pass Through Trust (each such date, an "Initial Scheduled Principal Distribution Date"), until the final distribution date for such Pass Through Trust (such scheduled payments of interest and principal on the Mortgage Notes held by a Pass Through Trust are herein referred to as "Scheduled Payments," and January 5 and July 5 of each year are herein referred to as "Regular Distribution Dates"). The Trustee will distribute on each Regular Distribution Date to the holders of Certificates evidencing interests in a Pass Through Trust all Scheduled Payments on the Mortgage Notes held in such Pass Through Trust, upon receipt. Each such distribution of Scheduled Payments will be made by the Trustee to the holders of record of the Certificates evidencing interests in the Pass Through Trust holding the Mortgage Notes to which such Scheduled Payments relate on the fifteenth day next preceding the applicable Regular Distribution Date, subject to certain exceptions. (Agreements, Sections 5.01 and 5.02) If a Scheduled Payment is not received by the Trustee on a Regular Distribution Date but is received within ten Business Days thereafter, it will be distributed on the date received to such holders of record. If it is received after such ten Business Day period, it will be treated as a Special Payment and distributed as described below.

     Each Certificateholder will be entitled to receive a pro rata share of any distribution in respect of Scheduled Payments of principal and interest made on the Mortgage Notes held in the Pass Through Trust in which the Certificate held by such holder evidences an interest. The Regular Distribution Dates on which, and the amounts in which, Scheduled Payments of principal on the Mortgage Notes held in each Pass Through Trust are payable are set forth below under "Description of the Mortgage Notes -- Principal Payments".

     Payments of principal, premium, if any, and interest received by the Trustee on account of the redemption, if any, of the Mortgage Notes held in a Pass Through Trust, and payments received by the Trustee following a default in respect of the Mortgage Notes held in a Pass Through Trust (including payments received by the Trust on account of the purchase by the Owner Trustee of such Mortgage Notes or payments received on account of the sale of such Mortgage Notes by the Trustee) ("Special Payments"), will be distributed on the fifth day of a month (each, a "Special Distribution Date"). The Trustee will mail notice to the holders of record of the Certificates evidencing interests in the related Pass Through Trust not less than 20 days prior to the Special Distribution Date on which any Special Payment is scheduled to be distributed by the Trustee in the event the Mortgage Notes are to be redeemed prior to their maturity and, in all other instances, as soon as practicable after the Trustee has received the Special Payment. The notice will specify the anticipated Special Distribution Date, the amount of such anticipated Special Payment, the reason for the Special Payment and the total amount to be distributed if such Special Distribution Date is the same date as a Regular Distribution Date. Each distribution of a Special Payment, other than a final distribution, on a Special Distribution Date for a Pass Through Trust will be made by the Trustee to the holders of record of the Certificates evidencing interests in such Pass Through Trust on the fifteenth day next preceding such Special Distribution Date. (Agreements, Section 5.02) See "Description of the Mortgage Notes -- Redemption" and "-- Events of Default and Certain Rights Upon an Event of Default".

     Each Agreement requires that the Trustee establish and maintain, for the benefit of the holders of Certificates evidencing interests in the Pass Through Trust created by such Agreement, one or more segregated non-interest bearing accounts (with respect to each such Pass Through Trust, the "Certificate Account") for the deposit of payments representing Scheduled Payments on the Mortgage Notes held in such Trust. (Agreements, Section 5.01) Each Agreement also requires that the Trustee establish and maintain, for the benefit of the holders of Certificates evidencing interests in the Pass Through Trust created by such Agreement, one or more segregated non-interest bearing accounts (with respect to each such Pass Through Trust, the "Special Payments Account") for the deposit of payments representing Special Payments. Pursuant to the terms of each Agreement, the Trustee is required to deposit any Scheduled Payments on the Mortgage Notes held in the applicable Pass Through Trust received by it in the Certificate Account for such Pass Through Trust and to deposit any Special Payments so received by it in the Special Payments Account for such Pass Through Trust. (Agreements, Section 5.01) All amounts so deposited will be distributed by the Trustee on a Regular Distribution Date or a Special Distribution Date, as the case may be, to the holders of Certificates evidencing interests in such Pass Through Trust. (Agreements, Section 5.02)

     At such time, if any, as Definitive Certificates are issued, distributions by the Trustee to Certificateholders, other than a final distribution, will be made by check mailed to each Certificateholder of record on the applicable record date at its address appearing on the register. (Agreements, Section 5.02) The final distribution with respect to the Certificates evidencing interests in a Pass Through Trust, however, will be made only upon presentation and surrender of such Certificate at the office or agency of the Trustee specified in the notice given by the Trustee of such final distribution. The Trustee will mail such notice of the final distribution to the Certificateholders, specifying the date set for such final distribution and the amount of such distribution. (Agreements, Section 11.01) See "Termination of the Pass Through Trusts".

     If any Regular Distribution Date or Special Distribution Date is not a Business Day, distributions scheduled to be made on such Regular Distribution Date or Special Distribution Date may be made on the next succeeding Business Day without interest.

POOL FACTORS

     Unless there has been an early redemption, or a default, in respect of one or more Mortgage Notes held in a Pass Through Trust, as described under "Description of the Mortgage Notes -- Redemption" and "-- Events of Default and Certain Rights Upon an Event of Default," the Pool Factor for each Pass Through Trust will decline in proportion to the Scheduled Payments of principal on the Mortgage Notes held in such Pass Through Trust as described under "Description of the Mortgage Notes -- Principal Payments". In the event of such redemption or default, the Pool Factor and the Pool Balance of each Pass Through Trust affected thereby will be recomputed after giving effect thereto and notice thereof will be mailed to the holders of Certificates evidencing interests in such Pass Through Trust. Each Pass Through Trust will have a separate Pool Factor.

     The "Pool Balance" for each Pass Through Trust will indicate, as of any date, the aggregate unpaid principal amount of the Mortgage Notes held in such Pass Through Trust on such date plus any amounts in respect of principal on such Mortgage Notes held by the Trustee and not yet distributed. The Pool Balance for each Pass Through Trust as of any Regular Distribution Date or Special Distribution Date will be computed after giving effect to the payment of principal, if any, on the Mortgage Notes held in such Pass Through Trust and the distribution thereof to be made on that date.

     The "Pool Factor" for each Pass Through Trust as of any Regular Distribution Date or Special Distribution Date will be the quotient (rounded to the seventh decimal place) computed by dividing the then outstanding Pool Balance by the aggregate original principal amount of the Mortgage Notes held in such Pass Through Trust. The Pool Factor for each Pass Through Trust will initially be 1.0000000; thereafter, the Pool Factor for each Pass Through Trust will decline to reflect reductions in the Pool Balance resulting from distributions in respect of principal on the Certificates. The amount of a Certificateholder's pro rata share of the Pool Balance of the Pass Through Trust in which the Certificates held by such Certificateholder evidence an interest can be determined by multiplying the original denomination of the holder's Certificate by the Pool Factor for such Pass Through Trust as of the applicable Regular Distribution Date or Special Distribution Date. The Pool Factor and the Pool Balance for a Pass Through Trust will be mailed to record holders of Certificates evidencing interests in such Pass Through Trust on each Regular Distribution Date and Special Distribution Date.

     As of the date of acquisition by the Trustees of the Mortgage Notes held in the related Pass Through Trusts and assuming that no early redemption, delinquency or default in respect of any Mortgage Notes occurs, the Scheduled Payments of principal on such Mortgage Notes, and the resulting Pool Factors for the Pass Through Trusts after giving effect to each such payment, are set forth below.

                                     PASS THROUGH                          PASS THROUGH
                                    TRUST 1995-K-1                        TRUST 1995-K-2
                                       SCHEDULED        PASS THROUGH         SCHEDULED        PASS THROUGH
                                       PRINCIPAL       TRUST 1995-K-1        PRINCIPAL       TRUST 1995-K-2
    REGULAR DISTRIBUTION DATE          PAYMENTS          POOL FACTOR         PAYMENTS          POOL FACTOR
- ---------------------------------   ---------------    ---------------    ---------------    ---------------

     To the extent that the Mortgage Notes held in a Pass Through Trust are redeemed or a delinquency or default in respect thereof occurs, the timing (and, in the case of defaults, the amount) of distributions in respect of principal on the Certificates evidencing an interest in such Pass Through Trust will differ from that set forth above.

REPORTS TO CERTIFICATEHOLDERS

     On each Regular Distribution Date and Special Distribution Date for a Pass Through Trust, the Trustee will include with each distribution of a Scheduled Payment or Special Payment to holders of record of the Certificates evidencing interests in such Pass Through Trust a statement, giving effect to such distribution to be made on such Regular Distribution Date or Special Distribution Date, setting forth the following information (per $1,000 aggregate principal amount, as to (i) and (ii) below):

           (i) the amount of such distribution allocable to principal and the amount allocable to premium, if any;

           (ii) the amount of such distribution allocable to interest;

          (iii) the Pool Balance and the Pool Factor for such Pass Through Trust; and

          (iv) any earnings on Special Payments derived from Permitted Investments that are distributed to Certificateholders.

(Agreements, Section 5.03(a))

     So long as the Certificates are registered in the name of Cede, as nominee for DTC, on the Record Date prior to each Regular Distribution Date and Special Distribution Date for a Pass Through Trust, the Trustee will request from DTC a securities position listing setting forth the names of all DTC Participants reflected on DTC's books as holding positions in the Certificates evidencing interests in such Pass Through Trust on such Record Date. On each Regular Distribution Date and Special Distribution Date for a Pass Through Trust, the Trustee will mail to each such DTC Participant the statement described above, and will make available additional copies as requested by such DTC Participant, to be available for forwarding to the related Certificate Owners.

     In addition, after the end of each calendar year, the Trustee will prepare for each holder of record of Certificates evidencing interests in such Pass Through Trust at any time during the preceding calendar year a report containing the sum of the amounts determined pursuant to clauses (i), (ii) and (iv) above with respect to such Pass Through Trust for such calendar year or, in the event such person was a Certificateholder of record during a portion of such calendar year, for the applicable portion of such calendar year. (Agreements, Section 5.03(b)) Such report and such other items shall be prepared on the basis of information supplied to the Trustee by the DTC Participants, and shall be delivered by the Trustee to such DTC Participants to be available for forwarding by such DTC Participants to Certificate Owners in the manner described above.

     At such time, if any, as Definitive Certificates are issued, the Trustee will prepare and deliver the information described above to each holder of record of Certificates evidencing interests in such Pass Through Trust as the name of such Certificateholder appears on the records of the Trustee.

     Kmart is required to furnish annually to the Trustee a certificate as to its compliance with the conditions and covenants under the Agreements during the preceding year. (Agreements, Section 4.03)

VOTING OF MORTGAGE NOTES

     The Trustee, as holder of the Mortgage Notes held in such Pass Through Trust, will have the right to vote and give consents and waivers in respect of such Mortgage Notes under the Indentures. Each Agreement sets forth the circumstances in which the Trustee shall direct any action or cast any vote as the holder of the Mortgage Notes held in the applicable Pass Through Trust at its own discretion and the circumstances in which the Trustee shall seek instructions from the holders of the Certificates evidencing interests in such Pass Through Trust. Under each Agreement, the principal amount of the Mortgage Notes held in the related Pass Through Trust directing any action or being voted for or against any proposal shall be in proportion to the principal amount of Certificates held by the holders of Certificates evidencing interests in such Pass Through Trust taking the corresponding position. (Agreements, Sections 7.01, 10.02 and 10.08)

EVENTS OF DEFAULT AND CERTAIN RIGHTS UPON AN EVENT OF DEFAULT

     An event of default under an Agreement (an "Event of Default") is defined as the occurrence and continuance of an event of default under one or more of the Indentures (an "Indenture Default"). See "Description of the Mortgage Notes
- -- Indenture Defaults, Notice and Waiver" for a description of the Indenture Defaults. Since each Pass Through Trust will hold Mortgage Notes issued pursuant to each of the Indentures, a continuing Indenture Default under any one Indenture will result in an Event of Default under each of the Agreements and therefore will affect each of the Pass Through Trusts. The Indentures and the related Mortgage Notes issued thereunder do not contain cross-default provisions, and events resulting in an Indenture Default under any of such Indentures will not necessarily result in an Indenture Default occurring under any other Indenture. See "Description of the Mortgage Notes -- General". If an Indenture Default occurs under fewer than all of the Indentures, the Mortgage Notes issued pursuant to the Indenture or Indentures with respect to which an Indenture Default has not occurred will continue to be held in the Pass Through Trusts and payments of principal, premium, if any, and interest on such Mortgage Notes will continue to be distributed to the holders of the Certificates as received.

     The related Owner Trust (except during any period during which Kmart is an Owner Participant or otherwise controls such Owner Trust) will have the right, under certain circumstances, to cure Indenture Defaults that result from the occurrence of a Lease Event of Default under the related Lease of a Property. If an Owner Trust chooses to exercise such cure right, the Indenture Default, and consequently the Event of Default under each Agreement, will be deemed to be cured. In addition, if under any Indenture a Lease Event of Default shall have occurred, the related Owner Trust (except during any period during which Kmart is an Owner Participant or otherwise controls such Owner Trust) may, subject to certain conditions specified in such Indenture, elect to redeem all of the then outstanding Mortgage Notes issued under such Indenture, at a price equal to the Redemption Price, together with, in the cases described herein, the applicable Make-Whole Premium, if any. (Indentures, Sections 6.02(c) and 8.02) See "Description of the Mortgage Notes
- -- Redemption" and "-- Indenture Defaults, Notice and Waiver".

     The Indenture Trustees' right to exercise remedies under each Indenture is subject, in certain circumstances, to having exercised or to concurrently exercising one or more remedies under the related Lease as to which a Lease Event of Default shall have occurred. (Indentures, Section 7.02) See "Description of the Mortgage Notes -- Remedies".

     Each Agreement provides that, so long as an Indenture Default under any Indenture shall have occurred and be continuing, the Trustee may vote all of the Mortgage Notes issued under such Indenture that are held in the Pass Through Trust and, upon the direction of the holders of Certificates, shall vote a corresponding percentage of such Mortgage Notes in favor of directing the Indenture Trustees to declare the unpaid principal amount of both Mortgage Notes issued under such Indenture and any accrued and unpaid interest thereon to be due and payable. Each Agreement in addition provides that, if an Indenture Default under any Indenture shall have occurred and be continuing, the Trustee may, and upon the direction of the holders of Certificates evidencing fractional undivided interests aggregating not less than a majority in interest of the related Pass Through Trust shall, vote a corresponding percentage of the Mortgage Notes issued under such Indenture that are held in such Pass Through Trust in favor of directing the Indenture Trustees as to the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustees or of exercising any trust or power conferred on the Indenture Trustees under such Indenture. (Agreements, Sections 7.01 and 7.09)

     Each Indenture provides that, if an Indenture Default shall occur and be continuing thereunder, the Corporate Indenture Trustee (subject to certain limitations specified in the Indenture) may, or upon the instructions of the holders of a majority in principal amount of the Mortgage Notes outstanding under such Indenture shall, declare the unpaid principal amount of the Mortgage Notes issued under such Indenture to be immediately due and payable, together with any accrued and unpaid interest thereon. Further, in the case of an Indenture Default resulting from bankruptcy or insolvency of Kmart or the related Owner Trust, such Mortgage Notes shall immediately become due and payable. Each Indenture further provides that, if an Indenture Default shall occur and be continuing thereunder, the holders of a majority in aggregate outstanding principal amount of the Mortgage Notes issued under such Indenture may direct the Indenture Trustees with respect to the exercise of remedies thereunder. See "Description of the Mortgage Notes -- Remedies". Accordingly, the ability of the holders of the Certificates evidencing interests in a Pass Through Trust to cause the Indenture Trustees to accelerate the Mortgage Notes issued under an Indenture or to direct the exercise of remedies by the Indenture Trustees under an Indenture will depend, in part, upon the proportion of the aggregate outstanding principal amount of the Mortgage Notes issued under such Indenture held in such Pass Through Trust to the aggregate outstanding principal amount of all Mortgage Notes issued under such Indenture. If, for example, the Mortgage Notes held in a Pass Through Trust constituted only 45% of the outstanding principal balance of the Mortgage Notes issued under such Indenture and even if all of the holders of Certificates evidencing interests in such Pass Through Trust were to direct the Indenture Trustees to accelerate such Mortgage Notes, the Mortgage Notes so voted by the Pass Through Trustee would not be sufficient under the terms of the Indenture to compel the Indenture Trustees to act. Moreover, there can be no assurance that the holders of Certificates evidencing interests in the other Pass Through Trust would at such time instruct the Pass Through Trustee to vote such Mortgage Notes in favor of such acceleration. Each Pass Through Trust will hold Mortgage Notes with different interest rates, maturity dates, initial principal amounts and amortization schedules than the Mortgage Notes held in the other Pass Through Trust, and therefore the holders of Certificates evidencing interests in a Pass Through Trust may have interests that diverge from or conflict with those of the holders of

Certificates evidencing interests in the other Pass Through Trust. In addition, because the Mortgage Notes held in Pass Through Trust 1995-K-1 will amortize more quickly than those held by Pass Through Trust 1995-K-2, as principal payments are received on the Mortgage Notes held in Pass Through Trust 1995-K-1, the relative voting power of the holders of the Certificates evidencing interests in such Pass Through Trust will diminish.

     As an additional remedy, if an Indenture Default under an Indenture shall have occurred and be continuing, each Agreement provides that after the Mortgage Notes issued under such Indenture have been accelerated the Trustee may, and upon the direction of the holders of Certificates evidencing fractional undivided interests aggregating not less than a majority in interest of the related Pass Through Trust shall, sell all or part of the Mortgage Notes issued under such Indenture that are held in such Pass Through Trust for cash. (Agreements, Section 7.01) Any proceeds received by the Trustee upon any such sale shall be deposited in the related Special Payments Account and shall be distributed on the next succeeding Special Distribution Date to holders of Certificates evidencing interests in such Pass Through Trust. (Agreements,
Section 7.02) The market for Mortgage Notes in default is likely to be very limited and there can be no assurance that they could be sold for a price equal to the unpaid principal amount thereof and accrued interest thereon, or any other price, if at all. If the Trustee sells any of the Mortgage Notes held in a Pass Through Trust with respect to which an Indenture Default exists for less than its outstanding principal amount and accrued interest thereon, the amount of distributions made to holders of the Certificates evidencing interests in such Pass Through Trust will be less than would otherwise be the case.

     Any amount distributed to the Trustee by the Corporate Indenture Trustee under any Indenture on account of the Mortgage Notes held in a Pass Through Trust following an Indenture Default under such Indenture will be deposited in the Special Payments Account and distributed to the related Certificateholders on the next succeeding Special Distribution Date. In addition, if following an Indenture Default under any Indenture, the related Owner Trust exercises its option to redeem the outstanding Mortgage Notes issued under such Indenture as described below under "Description of the Mortgage Notes -- Redemption -- Optional Redemption," the price paid by such Owner Trust to the Trustee for the Mortgage Notes issued under such Indenture and held in a Pass Through Trust will be deposited in the Special Payments Account for such Pass Through Trust and distributed to the related Certificateholders on the Special Distribution Date in respect of which such funds were deposited, which shall occur not less than 20 days after the date of notice of such Special Payment. (Agreements, Sections
5.01 and 5.02)

     Any funds representing payments received by the Trustee with respect to any defaulted Mortgage Notes held in a Pass Through Trust, or the proceeds from the sale by the Trustee of any such Mortgage Notes received by the Trustee, will be deposited in the Special Payments Account for such Pass Through Trust and (except when received on a Special Distribution Date as to which notice has been timely given), to the extent practicable, invested and reinvested by the Trustee at the direction of Kmart in Permitted Investments maturing no later than the next succeeding Special Distribution Date pending the distribution of such funds on such Special Distribution Date. Permitted Investments are defined in the Agreements as obligations of the United States. (Agreements, Article I and
Section 5.04) Following such default or sale with respect to the Mortgage Notes, it is not anticipated that the Trustee will be able to invest in Permitted Investments generating sufficient income to pay the interest that would otherwise be paid on such Mortgage Notes. To the extent the Trustee is unable to do so, the amount of interest distributable in respect of the Certificates will be reduced.

     Each Agreement provides that the Trustee shall, within 90 days after the occurrence of a default in respect of the Pass Through Trust, give notice, transmitted by mail, to the holders of the Certificates evidencing interests in such Pass Through Trust of all uncured or unwaived defaults under such Agreement known to it; provided that, except in the case of a default in the payment of principal, premium, if any, or interest on the Mortgage Notes held in such Pass Through Trust, the

Trustee need not give such notice if the Trustee makes a good faith determination that it is in the interests of the holders of the Certificates to withhold such notice. The term "default," for the purpose of the provision described in this paragraph only, shall mean the occurrence of any Event of Default specified above, except that, in determining whether any such Event of Default has occurred, any grace period or notice in connection therewith shall be disregarded. (Agreements, Section 7.11)

     Each Agreement contains a provision entitling the Trustee, subject to the duty of the Trustee during a default to act with the required standard of care, to be indemnified by the holders of the Certificates evidencing interests in the related Pass Through Trust before proceeding to exercise any right or power under such Agreement at the request of such Certificateholders. (Agreements, Section 8.03)

     In certain cases, the holders of Certificates evidencing fractional undivided interests aggregating not less than 66 2/3% in interest of a Pass Through Trust may, on behalf of the holders of all Certificates evidencing interests in such Pass Through Trust, waive any past default or Event of Default under the related Agreement and thereby annul any direction given by such holders to the Indenture Trustees with respect thereto (provided that any such waiver will be effective only if the corresponding Indenture Event of Default has been waived under the related Indenture by the requisite holders of the Mortgage Notes outstanding thereunder), except (i) a default in payment of the principal, premium, if any, or interest on any of the Mortgage Notes held in such Pass Through Trust and (ii) a default in respect of any covenant or provision of the related Agreement that cannot be modified or amended without the consent of each holder of a Certificate evidencing an interest in such Pass Through Trust affected thereby. (Agreements, Section 7.10) See "Modifications of the Agreements". Each Indenture provides that, with certain exceptions, the holders of not less than 66 2/3% in aggregate outstanding principal amount of the Mortgage Notes issued thereunder may, on behalf of all such holders, waive any past default or Indenture Default thereunder. (Indentures, Section 7.14) In the event of a waiver under an Agreement as described above, the principal amount of the Mortgage Notes issued under the applicable Indenture and held in the related Pass Through Trust shall be counted as waived in the determination of the requisite percentage of Mortgage Notes required to waive a default or an Indenture Default under such Indenture. Therefore, if the holders of Certificates evidencing interests in a Pass Through Trust waive a past default or Event of Default under the respective Agreement with the result that the principal amount of Mortgage Notes held in such Pass Through Trust constitutes the required percentage in aggregate unpaid principal amount under the applicable Indenture, such past default or Indenture Default under such Indenture shall be waived. For a discussion of waivers of Indenture Defaults under the Indentures, see "Description of the Mortgage Notes -- Indenture Defaults, Notice and Waiver".

MODIFICATIONS OF THE AGREEMENTS

     Each Agreement contains provisions permitting Kmart and the Trustee to enter into a supplement to the Agreement, without the consent of the holders of any of the Certificates evidencing an interest in the Pass Through Trust created thereby, (i) to evidence the succession of another corporation to Kmart and the assumption by such corporation of Kmart's obligations under such Agreement, (ii) to add to the covenants of Kmart for the benefit of the holders of such Certificates, (iii) to cure any ambiguity, to correct or supplement any defective or inconsistent provision of such Agreement or any supplement, or to make any other provisions with respect to matters or questions arising under such Agreement or any supplement, provided such action shall not adversely affect the interests of the holders of such Certificates, (iv) to correct or amplify the description of any property constituting property of the Pass Through Trust, (v) to surrender any rights or powers conferred upon Kmart or add to the rights of the holders of any Certificates, (vi) to evidence or provide for a successor Trustee or to add or change any provision of such Agreement as may be necessary to provide for or facilitate the administration of the Pass Through Trust created thereby by more than one Trustee, or (vii) to add, eliminate or change any provision under such Agreement to the extent necessary to continue the qualification of the Agreement under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), or to add certain provisions expressly permitted by the Trust Indenture Act; provided, that in each case such supplement does not cause the Pass Through Trust to become taxable as an association within the meaning of Treasury Regulation
Section 301.7701-4 and, provided, further, that no such supplement may require the Company to have any direct or indirect obligation (other than pursuant to the Lease or the Participation Agreement, to the extent that the Company has assumed the obligations of the related Owner Trust thereunder) to pay to, guarantee, or otherwise provide for the receipt by, the Pass Through Trustee or any Certificateholder of any of the amounts payable in respect of the Mortgage Notes or the Certificates. (Agreements, Section 10.01)

     Each Agreement also contains provisions permitting Kmart and the Trustee, with the consent of the holders of Certificates evidencing fractional undivided interests aggregating not less than 66 2/3% in interest of the Pass Through Trust created thereby, to execute supplements thereto adding any provisions to or changing or eliminating any of the provisions of the Agreement or modifying the rights of the Certificateholders thereunder (subject to the provisos to the preceding paragraph), except that no such supplement may, without the consent of the holder of each Certificate so affected, (a) reduce the amount or extend the time of payment of any amount owing or payable on the Mortgage Notes or distributions to be made on any Certificate, or alter the currency in which any amount payable under any such Certificate is to be paid, or impair the right of any Certificateholder to commence legal proceedings to enforce a right to receive payment under the Agreement, (b) reduce the percentage of the aggregate fractional undivided interests of the Pass Through Trust provided for in such Agreement, the consent of the holders of Certificates evidencing which is required for any such supplement or for any waiver provided for in such Agreement, (c) create or permit the creation of any lien on the Mortgage Notes or deprive any Certificateholder of the benefit of the Pass Through Trust with respect to the Mortgage Notes, whether by disposition or otherwise, except as provided in such Agreement, or (d) modify the provisions in (a), (b) or (c) or the provisions requiring the Trustee to provide notice of the occurrence of a default or modify the definitions of "majority in interest of Certificateholders", "66 2/3% in interest of Certificateholders" and "outstanding" contained in the Agreement. (Agreements, Section 10.02)

MODIFICATION OF LEASES AND OTHER DOCUMENTS

     In the event that the Trustee, as the holder of the Mortgage Notes held in a Pass Through Trust, receives a request for its consent to any amendment, modification or waiver under the Indenture, any Lease or any other related document relating to such Mortgage Notes, the Trustee shall mail a notice of such proposed amendment, modification or waiver to each record holder of a Certificate evidencing an interest in such Pass Through Trust as of the date of such notice. The Trustee shall request instructions from such Certificateholders as to whether or not to consent to such amendment, modification or waiver, and shall vote or consent, subject to the applicable vote or consent requirements of the related Indenture or Indentures, with respect to the Mortgage Notes held in such Pass Through Trust in the same proportion as the Certificates were actually voted by the holders thereof. Notwithstanding the foregoing, if an Event of Default under the related Agreement shall have occurred and be continuing, the Trustee may in its own discretion consent to such amendment, modification or waiver, and may so notify the Indenture Trustee under the Indenture to which such consent relates. (Agreements, Section 10.08)

TERMINATION OF THE PASS THROUGH TRUSTS

     The obligations of Kmart and the Trustee created by an Agreement will terminate upon the distribution to holders of Certificates evidencing interests in the Pass Through Trust created by such Agreement of all amounts required to be distributed to them pursuant to the Agreement and the disposition of all property held in such Pass Through Trust. The Trustee will mail to each holder of record of a Certificate evidencing an interest in such Pass Through Trust notice of the termination thereof, the amount of the proposed final payment and the proposed date for the distribution of such final payment. The final distribution to any holder of a Certificate will be made only upon surrender of such holder's Certificates at the office or agency of the Trustee specified in such notice of termination. (Agreements, Section 11.01)

THE TRUSTEES

     The Bank of New York Trust Company of Florida, National Association is the Trustee for Pass Through Trust 1995-K-1 and The Bank of New York Trust Company of California is the Trustee for Pass Through Trust 1995-K-2. Each Trustee and any agent of such Trustee may hold Certificates in their own names. (Agreement, Section 8.05) With certain exceptions, the Trustees will make no representations as to the validity, legality or enforceability of the Agreements, the Certificates, the Mortgage Notes, the Indentures, the Leases, the Participation Agreement or other related documents. (Agreements, Section 3.04)

     A Trustee may resign with respect to the related Pass Through Trust at any time upon at least 90 days' prior written notice, in which event the Company will be obligated to appoint a successor trustee. If a Trustee ceases to be eligible to continue as Trustee under an Agreement or becomes incapable of acting as Trustee or becomes insolvent, the Company may remove such Trustee, or any holder for at least six months of Certificates evidencing an interest in the Pass Through Trust created thereby may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of such Trustee and the appointment of a successor trustee (which shall not be the Trustee of the other Pass Through Trust). In addition, the holders of Certificates evidencing fractional undivided interests aggregating not less than a majority in interest of such Pass Through Trust may at any time remove the Trustee without cause by delivering an instrument in writing to Kmart, the Trustee, the Owner Trustees and the Indenture Trustees. Any resignation or removal of the Trustee of a Pass Through Trust and appointment of a successor trustee for such Pass Through Trust will not become effective until acceptance of the appointment by the successor trustee. (Agreements, Section 8.09)

     Each Agreement provides that the Company will pay the Trustee's fees and expenses. Each Agreement further provides that the Trustee will be entitled to indemnification by the Company for, and will be held harmless against, any loss, liability or expense incurred by the Trustee (other than through its own willful misconduct, bad faith or negligence or by reason of a breach of any of its representations or warranties set forth in such Agreement). (Agreements, Section
8.08 and Article IX)

                       DESCRIPTION OF THE MORTGAGE NOTES

     The statements under this caption are summaries of the terms of the Mortgage Notes and the Indentures and do not purport to be complete. The summaries make use of terms defined in and are qualified in their entirety by reference to all of the provisions of the Mortgage Notes and the Indentures, the forms of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. Except as otherwise indicated, the following summaries relate to the Mortgage Notes and the Indenture relating to each Property in respect of which such Mortgage Notes are to be issued.

GENERAL

     Two Mortgage Notes will initially be issued under each Indenture and each Indenture will relate to a single Property. Each Indenture will be between an Owner Trust and the Indenture Trustees. Mortgage Notes issued pursuant to each Indenture relating to the Properties will be secured only by the Property to which such Indenture relates and will not have cross-default or cross-collateralization provisions.

     Each Owner Trust will lease a Property to Kmart. Kmart will be obligated under the Leases to make or cause to be made rental and other payments to each Owner Trust in amounts that will be at least sufficient to pay when due all payments required to be made on the Mortgage Notes except in certain cases of optional redemption which require such Owner Trust to deposit an amount sufficient to pay the Redemption Price and Make-Whole Premium with the Corporate Indenture Trustee. See "Redemption -- Optional Redemption". The Mortgage Notes will not, however, be direct obligations of, or guaranteed by, Kmart (except to the extent that Kmart may assume the obligations of such Owner Trust thereunder). Payments under the Leases in excess of the amounts necessary to make required payments on the Mortgage Notes will be paid by the Indenture Trustees to the Owner Trust with respect to which such excess relates for distribution to the corresponding Owner Participant and will not be available for distributions on the Certificates, except in certain cases upon an Indenture Default. Excepted Payments will not be available for distribution even upon an Indenture Default. See "Remedies". Kmart's rental obligations under each Lease will be general obligations of Kmart.

PRINCIPAL PAYMENTS

     The aggregate principal amounts of the Mortgage Notes issued with respect to each Property will be approximately 90% of the purchase price to the related Owner Trust of such Property.

     The aggregate principal amounts of the Mortgage Notes issued with respect to each Property, as such Mortgage Notes are to be held in each of the Pass Through Trusts, are as follows:


                                             PASS THROUGH TRUST    PASS THROUGH TRUST
                                                1995-K-1   %          1995-K-2   %
PROPERTY NO.                                   MORTGAGE NOTES        MORTGAGE NOTES         TOTAL
- ------------                                 ------------------    ------------------    ------------
1.........................................
2.........................................
3.........................................
4.........................................
5.........................................
6.........................................
7.........................................
8.........................................
9.........................................
10........................................
11........................................
12........................................
13........................................
14........................................
15........................................
16........................................
                                             ---------------       ---------------       -------------
     Total................................   $                     $                     $
                                             ===============       ===============       =============



     Interest will be payable on each Mortgage Note at the rate borne by such Mortgage Note on the unpaid principal amount thereof on January 5 and July 5 in each year, commencing July 5, 1995. Such interest will be computed on the basis of a 360-day year of twelve 30-day months. The weighted average lives of the Mortgage Notes held in Pass Through Trust 1995-K-1 and Pass Through Trust 1995-K-2 will be approximately 11.5 and 21.5 years, respectively.


     If any date scheduled for any payment of principal, premium, if any, or interest on the Mortgage Notes is not a Business Day, such payment may be made on the next succeeding Business Day without interest.

REDEMPTION

  REDEMPTION UPON AN EVENT OF LOSS OR OTHER CONDEMNATION OR CASUALTY

     The Mortgage Notes issued with respect to each Property will be subject to redemption, in whole, but not in part, at a redemption price equal to the unpaid principal amount thereof together with accrued interest thereon to the date of redemption (the principal of the Mortgage Notes, or the portion thereof, being redeemed, and all interest thereon to the date of redemption, are collectively called the "Redemption Price"), without premium, upon the occurrence of an Event of Loss (as defined under "Description of the Leases -- Condemnation and Casualty") with respect to such Property. (Indentures, Section 6.02(a))

     The Mortgage Notes with respect to each Property will also be subject to redemption, in whole or in part, at the Redemption Price, without premium, (i) upon the occurrence of a condemnation with respect to such Property, to the extent that the condemnation proceeds exceed the actual cost of restoration of the Property or (ii) upon the occurrence of a casualty with respect to such Property, to the extent that the casualty proceeds exceed the cost of restoration of the Property and are actually disbursed to the related Owner Trust. See "Description of the Leases -- Condemnation and Casualty". In the case of any partial redemption, the principal amount of the Mortgage Notes issued with respect to the Property in question will be redeemed ratably, in the proportion that the unpaid principal amount of each such Mortgage Note bears to the unpaid principal amount of all such Mortgage Notes. (Indentures, Section 6.02(a))

     If, prior to the date of any casualty or condemnation, Kmart exercised the Termination Right with respect to the affected Property, then the redemption procedures described above will not apply, but rather Kmart will proceed to consummate such Termination Right, which will result in redemption pursuant to the terms thereof. See "Redemption Upon Termination". In addition, upon the occurrence of an Event of Loss, Kmart may exercise a Substitution Right with respect to the affected Property, in which event the Mortgage Notes will not be redeemed and Kmart will proceed to consummate the Substitution Right. (Indentures, Article XIV) See "Description of the Leases -- Substitution".

  REDEMPTION UPON TERMINATION

     If Kmart exercises the Termination Right with respect to any Property or if Kmart exercises the Competitor Option, then, unless Kmart elects to assume the obligations of the corresponding Owner Trust under the Mortgage Notes, or, in the case of the Termination Right, Kmart exercises its Substitution Right, the Mortgage Notes issued with respect to such Property (or, in the case of the exercise of the Competitor Option, all of the Mortgage Notes) will be redeemed at a price equal to the Redemption Price plus a Make-Whole Premium. (Indentures, Section 6.02(e))

  OPTIONAL REDEMPTION

     Each Owner Trust, with the consent of Kmart, may redeem all of the Mortgage Notes issued by it at a price equal to the Redemption Price, plus a Make-Whole Premium. (Indentures, Section 6.02(b)) Further, the Owner Trusts, with the consent of Kmart, may redeem all of the Mortgage Notes held in either or both of the Pass Through Trusts at a price equal to the Redemption Price, plus a Make-Whole Premium. (Indentures, Section 6.02(d)) To effect any such redemption, in addition to giving notice, the Owner Trust must deposit with the Corporate Indenture Trustee an amount sufficient to pay the Redemption Price and Make-Whole Premium. (Indentures, Section 6.03)

     The Mortgage Notes issued under any particular Indenture by the respective Owner Trust will be subject to redemption by such Owner Trust (except during any period during which the Company is an Owner Participant or otherwise controls such Owner Trust), in whole, but not in part, if under such Indenture a Lease Event of Default (other than a Lease Event of Default related to Excepted

Payments) shall have occurred and be continuing; provided that no Indenture Default (that does not arise out of such Lease Event of Default) shall have occurred and be continuing. Such redemption will be at the Redemption Price plus the Make-Whole Premium if effected prior to the earliest of (i) receipt by the related Owner Trust of 20 days' prior notice from the Corporate Indenture Trustee under the applicable Indenture of its intent to accelerate the applicable Mortgage Notes, (ii) acceleration of the applicable Mortgage Notes or
(iii) if such Lease Event of Default arises from a default described in clauses
(i), (ii) or (v) of the definition of Lease Event of Default (a "Monetary Default"), the expiration of a period of 180 days following the occurrence of such Lease Event of Default that is continuing at the expiration of such period. Such redemption will be at the Redemption Price without premium if effected after the occurrence of any event described in clauses (i), (ii) or (iii) of the preceding sentence. Upon any Lease Event of Default (other than a Lease Event of Default related to Excepted Payments), the Indenture Trustees will be entitled to accelerate the Mortgage Notes and terminate the Lease (or the Company's right to possession of the Property) only upon 20 days' prior notice to the related Owner Trust. See "Description of the Leases -- Remedies". (Indentures, Sections 6.02(c) and 8.02)

  REDEMPTION DATES

     Any redemption of the Mortgage Notes shall occur on the respective date of redemption (the "Redemption Date") fixed in accordance with the related Indentures. The Redemption Date shall be the date designated in the notice of redemption given by the related Owner Trust (or by the Company pursuant to the Lease) to the related Indenture Trustee. Any such notice must be given not less than 45 days prior to the Redemption Date. The Redemption Date designated may be any Special Distribution Date occurring not less than 25 days after the date of delivery of such notice. (Indentures, Section 6.03) See "Description of the Leases -- Early Termination".

  MAKE-WHOLE PREMIUM

     The "Make-Whole Premium," if any, on any Mortgage Note (or portion thereof) to be redeemed will be calculated by an independent investment banking institution of national standing selected by the issuing Owner Trust and, in every case where a Lease Event of Default or Material Default under the related Lease has not occurred, approved in writing by the Company. The Make-Whole Premium shall be determined as of the third Business Day prior to the applicable Redemption Date and shall equal the excess, if any, of (i) the sum of the present values of all the remaining Scheduled Payments on such Mortgage Note (or the portion of each such Scheduled Payment corresponding to the portion of such Mortgage Note to be redeemed) from the Redemption Date to the maturity date of such Mortgage Note, discounted semi-annually on each interest payment date for such Mortgage Note at a rate equal to the Treasury Yield plus fifty basis points (0.50%), based on a 360-day year of twelve 30-day months over (ii) the aggregate unpaid principal amount of such Mortgage Note (or the then unpaid portion thereof to be redeemed) plus accrued but unpaid interest thereon (excluding, for this purpose, any accrued interest in default).

     The Treasury Yield means, with respect to each Mortgage Note (or the portion thereof) to be redeemed, a per annum rate determined as of the date of determination of the Make-Whole Premium equal to the weekly average yield to maturity of United States Treasury Notes having a constant maturity as set forth in the most recent weekly statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "H.15 (519) Selected Interest Rates" (the "H.15 Statistical Release"), corresponding to the weighted average life of the Mortgage Note (calculated to the nearest 1/12 of a year) (the "Weighted Average Life"). The Treasury Yield will be calculated by the independent investment banking institution of national standing selected by the Owner Trust, by interpolation (unless the Weighted Average Life of the Mortgage Note equals a constant maturity set forth in the H.15 Statistical Release) on a straight-line basis, between the weekly average yields (rounded, if necessary, to the nearest 1/100 of 1%, with any figure 1/200 of 1% or above rounded upward) on (a) the United States Treasury Notes with a constant maturity closest to and greater than the Weighted Average Life and (b) the United States Treasury Notes with a constant maturity closest to and less than the Weighted Average Life, or if such weekly average yields are not available, by interpolation of comparable rates selected by the independent investment banking institution. (Indentures, Article I)

ISSUANCE OF REFINANCING MORTGAGE NOTES

     In the event of any optional redemption of any Mortgage Notes issued under an Indenture, one or more new series of mortgage notes (the "Refinancing Mortgage Notes") may be issued under such Indenture; provided that: (w) no Material Default has occurred and is continuing; (x) if after such redemption any Mortgage Notes issued under such Indenture remain outstanding, the Refinancing Mortgage Notes (i) shall be denominated and payable in United States dollars and shall not be in a principal amount greater than the Mortgage Notes redeemed, (ii) shall not rank senior in any respect to the Mortgage Notes that remain outstanding, and (iii) shall not have a maturity date after or have a weighted average life longer than the Mortgage Notes redeemed if any of the Mortgage Notes remaining outstanding have (a) a maturity date after or concurrent with the maturity date of the Mortgage Notes redeemed or (b) a weighted average life longer than the weighted average life of the Mortgage Notes redeemed; (y) amounts payable under the Lease (other than Excepted Payments) shall be sufficient to pay when due the principal of, premium (other than any premium for which the Company was not previously liable under the Lease), if any, and interest on such Refinancing Mortgage Notes and any outstanding Mortgage Notes (including previously issued Refinancing Mortgage Notes) when due; and (z) if Mortgage Notes remain outstanding under such Indenture, each of Moody's, S&P and D&P shall have confirmed in writing in advance that the issuance of such Refinancing Mortgage Notes shall not result by itself in the downgrading of the rating assigned to the Certificates at such time by such ratings organization. (Indentures, Section 15.02) The Refinancing Mortgage Notes shall be secured pari passu by the related Indenture.

SECURITY

     Two Mortgage Notes will initially be issued by each Owner Trust under an Indenture, and will be secured by (i) an assignment to the Indenture Trustees of certain of such Owner Trust's rights under the Lease with respect to the Property subject to such Indenture, including the right to receive rentals and certain other amounts payable thereunder by Kmart, (ii) a first mortgage on the respective Owner Trust's Property (subject to the rights of Kmart under the related Lease) and (iii) the Owner Trust's rights under the Option. The Mortgage Notes issued under an Indenture will not be secured by any of the Properties securing Mortgage Notes issued under any other Indenture and will not have cross-default provisions, with the result that an Indenture Default under any Indenture will not necessarily constitute an Indenture Default under any other Indenture. Unless and until an Indenture Default has occurred and is continuing, payments under the Lease with respect to such Property in excess of the amount required to pay amounts owed in respect of the respective Owner Trust's Mortgage Notes will be paid to such Owner Trust for distribution to the related Owner Participant and, accordingly, no such excess payments distributed prior to an Indenture Default will be available to satisfy any deficiency in the amount available to pay the related Mortgage Note in full.

     Unless and until an Indenture Default has occurred and is continuing and the related Mortgage Notes have been declared due and payable, the Indenture Trustees may not exercise any of the rights of the Owner Trust under the related Lease, except the right to receive payments of rent due thereunder (other than Excepted Payments). (Indentures, Granting Clause) The assignment by an Owner Trust to the Indenture Trustees of its rights under the Lease will exclude, among other things, rights of the Owner Trust and the related Owner Participant
(i) relating to indemnification by Kmart of the Owner Trust, the Owner Trustees or the Owner Participant for certain matters, insurance proceeds payable to the Owner Trustees in their individual capacities and to the Owner Participant (other than proceeds from casualty insurance maintained by Kmart under such Lease), insurance proceeds payable to the Owner Trust or to the Owner Participant under certain insurance maintained by or for the benefit of the Owner Trustees or the Owner Participant and not required to be maintained by the Company under the Lease and certain reimbursement payments made by Kmart to the Owner Trust (collectively, "Excepted Payments"), as well as claim, consent and other rights relating to the foregoing and (ii) to receive from the Company all notices, certificates, filings, opinions of counsel and other documents or information which the Company is required or permitted to give to the Owner Trust, to perform all covenants and obligations of the Company under the Lease (subject to certain restrictions), to make determinations and give consents to be made or given by the "Landlord" under the Lease and to enforce or collect "Excepted Rights and Payments", and certain related rights (collectively, "Excepted Rights" and, together with Excepted Payments, "Excepted Rights and Payments"); provided, however that certain rights will not constitute Excepted Rights after foreclosure of the lien of the related Indenture. (Indentures, Granting Clauses and Section 8.01)

     Funds, if any, held from time to time by the Indenture Trustees with respect to any Property, including funds held as the result of an Event of Loss with respect to such Property or termination of the Lease relating thereto, will be invested and reinvested in certain Permitted Investments selected by the Corporate Indenture Trustee. The Corporate Indenture Trustee will not be obligated to pay the amount of any loss resulting from any such investment directed by it. (Indentures, Section 5.08)

RELEASE OF SECURITY

     In certain circumstances, Kmart will have the right to terminate the Leases with respect to the Properties. See "Redemption" and "Description of the Leases
- -- Early Termination". If Kmart were to exercise the Termination Right, and redeem the Mortgage Notes issued with respect to a Property, the Indenture provides that the Indenture Trustees will release such Property from the lien of the Indenture upon receipt of, among other things, an officer's request from the Company and the Corporate Owner Trustee describing the Property to be released, an officer's certificate from the Company and the Corporate Owner Trustee stating that no Material Default under the Lease has occurred and is continuing, the Property is required or permitted to be sold, disposed of or released pursuant to the Lease and the Indenture, and all conditions in the Indenture and the Lease relating to such release have been complied with.

     Kmart will also have the right under each Lease, if a Property becomes uneconomic or is subject to a condemnation or casualty, to substitute a property for the Property leased thereunder. See "Description of the Leases -- Substitution Right". In connection therewith, each Indenture provides that the Indenture Trustees will release the Property or Properties substituted therefor upon compliance with the provisions described in the preceding paragraph and the delivery of all documents and instruments required by the Indenture Trustees to subject the substitute property or properties to the lien of such Indenture. (Indentures, Section 14.01)

     Kmart will also be entitled, upon certain terminations of the Lease with respect to a Property, to assume, on a full recourse basis, under certain circumstances, the related Owner Trustee's obligations under the Mortgage Notes issued with respect to the affected Property. (Indentures, Section 3.08) See "Assumption of Obligations by Kmart". In such a case, the Property may be released from the lien of the Indenture, upon satisfaction of the conditions described above and under "Assumption of Obligations by Kmart".

LIMITATION OF LIABILITY

     The Mortgage Notes are not direct obligations of, or guaranteed by, Kmart (except to the extent that it assumes the obligations of an Owner Trust under any of the Mortgage Notes), the Owner Trustees or any Owner Trust. Neither any Owner Trust, the Owner Trustees, any Owner Participant nor the Indenture Trustees, nor any affiliate thereof, shall be personally liable to any holder of a Mortgage Note or to the Indenture Trustees for any amounts payable under the Mortgage Notes or for any liability under such Indenture. All payments of principal, premium, if any, and interest on the Mortgage Notes issued with respect to any Property will be made only from the assets subject to the lien of the Indenture or the income and proceeds received by the Indenture Trustees therefrom (including Basic Rent and Additional Rent payable by Kmart under the related Lease). (Indentures,
Section 2.05) Neither any Owner Trust, the Owner Trustees, any Owner Participant nor the Indenture Trustees shall be personally liable for or in respect of this Prospectus.

     No Owner Trustee acting in its individual capacity, Owner Participant or any director, officer, employee, stockholder, agent or affiliate of the Owner Trustee or Owner Participant (the "Exculpated Person") will have any obligation, duty or liability of any kind whatsoever to the Indenture Trustee or any holder of a Mortgage Note in connection with the exercise by any Exculpated Person of any rights of an Owner Trust under the related Lease and the other Operative Documents, or the taking of any action or the failure to take any action, in each case in connection with any rights of such Owner Trust under the Lease and the other Operative Documents. (Indentures, Section 18.01)

INDENTURE DEFAULTS, NOTICE AND WAIVER

     Indenture Defaults under each Indenture include: (a) the occurrence and continuance of any Lease Event of Default under a Lease of Property securing the Mortgage Notes issued under such Indenture (other than a Lease Event of Default related to Excepted Payments), (b) failure by the related Owner Trust, other than by reason of any Lease Default or Lease Event of Default, to pay when due any principal, premium, if any, or interest on any Mortgage Note issued thereunder within five days after notice to the Owner Trust that such payment is due, (c) any termination or revocation of the related Owner Trust Agreement, (d) failure by the related Owner Trust (other than by reason of a Lease Default or Lease Event of Default) or the related Owner Participant to perform in any material respect any other material covenants contained in the Indenture, the Mortgage Notes issued under such Indenture or the Participation Agreement (to the extent that such document relates to the Property, unless the context requires otherwise), which continues unremedied for a period of 30 days (or such longer period (but in no event more than 180 days) if such failure has a material adverse effect on the Holders of the Mortgage Notes and is capable of being remedied within a reasonable period of time (but not within such 30-day period) if within such 30-day period the related Owner Trust or Owner Participant, as applicable, promptly commences and thereafter prosecutes with diligence and good faith efforts to effect a cure) after notice to such Owner Trust by the Corporate Indenture Trustee or to such Owner Trust and the Corporate Indenture Trustee by the holders of at least a majority in unpaid principal amount of outstanding Mortgage Notes issued under such Indenture, (e) any representation or warranty made by the Owner Trust, the Owner Trustees (in their individual capacities) or the related Owner Participant in the Indenture, the Participation Agreement (to the extent that such document relates to the Property, unless the context requires otherwise) or in any related document or certificate furnished to the Indenture Trustees pursuant thereto being incorrect in any material respect as of the date made, and such inaccuracy is and continues to be material to the holders of Mortgage Notes issued under such Indenture, which continues unremedied for a period of 30 days (or such longer period (but in no event more than 60 days) if such falseness or inaccuracy is susceptible to being remedied within a reasonable period of time (but not within such 30-day period) if within such 30-day period such Owner Trust, the Owner Trustees or Owner Participant, as applicable, promptly commences and thereafter prosecutes with diligence and good faith efforts to effect a cure) after notice to such Owner Trust by the Corporate Indenture Trustee or to such Owner Trust and the Corporate Indenture Trustee by the holders of at least a majority in unpaid principal amount of outstanding Mortgage Notes issued under such Indenture, and (f) the occurrence of certain events of bankruptcy, reorganization or insolvency of the related Owner Trust. (Indentures, Section 7.01)

     In the event Kmart fails to make any semi-annual basic rental payment, and such failure shall constitute or become a Lease Event of Default, within 10 days' written notice of such failure the related Owner Trust may furnish to the Indenture Trustees the amount of such rental payment, in which event the Indenture Trustees and the holders of outstanding Mortgage Notes issued under such Indenture may not exercise any remedies otherwise available under such Indenture or the Lease securing the Mortgage Notes issued thereunder as the result of such failure to make such rental payment, unless such Owner Trust shall have previously effected on behalf of Kmart three such consecutive payments or five such payments cumulatively. An Owner Trust may also cure any other default by Kmart in the performance of its obligations under the related Lease which can be cured solely by the payment of money, within 10 days after the expiration of the grace period, if any, specified in the Lease. In addition, each Owner Trust may cure any default by Kmart in the performance of its obligations under the related Lease (if such default is reasonably susceptible to cure by the Owner Trust) other than those which can be cured by the payment of money alone, within 30 days after the expiration of the notice or grace period provided with respect to such default on the part of the Company under the Lease (or, such longer period, not to exceed 90 days, if such Owner Trust promptly commences and thereafter pursues to conclusion such cure). During these periods, the Indenture Trustees may not exercise any rights under the related Lease and the related Mortgage Notes may not be accelerated. The value of the Properties or the ability of Kmart to perform under the Leases could decline during any period when the exercise of remedies under an Indenture has been prevented through the exercise of cure rights. The cure rights described above will not apply during any period during which Kmart is an Owner Participant or otherwise controls the related Owner Trust. (Indentures, Section 8.03)

     Each Indenture provides that the Corporate Indenture Trustee must, within 30 days after any event resulting in the occurrence of an Indenture Default known by it, give notice thereof to the holders of the Mortgage Notes issued thereunder, unless such Indenture Default has been cured or waived or it determines (except in the case of a default in the payment of the principal of, premium, if any, or interest on the Mortgage Notes) that withholding such notice is in the best interests of the holders of the Mortgage Notes. (Indentures, Section 9.03)

     The holders of not less than 66 2/3% in aggregate unpaid principal amount of the outstanding Mortgage Notes issued under an Indenture, by notice to the Indenture Trustees thereunder, may on behalf of all holders waive any past default under such Indenture except a default in the payment of the principal, premium, if any, or interest on any such Mortgage Note or a default in respect of any covenant or provision of such Indenture that cannot be modified or amended without the consent of each holder of a Mortgage Note affected thereby. (Indentures, Section 7.14)

REMEDIES

     Upon the occurrence of an Indenture Default resulting from the bankruptcy, insolvency or reorganization of the related Owner Trust, or a Lease Event of Default resulting from the bankruptcy, insolvency or reorganization of Kmart, the unpaid principal amount of the Mortgage Notes issued under such Indenture, together with interest accrued but unpaid thereon without premium, and all other amounts due thereunder and under such Indenture, shall become due and payable. (Indentures, Section 7.02(b)) Upon the occurrence of any other Indenture Default, the Corporate Indenture Trustee may, or when instructed by the holders of at least a majority in aggregate outstanding principal amount of the Mortgage Notes issued under such Indenture shall, declare the principal of all the Mortgage Notes outstanding under such Indenture, together with the interest accrued but unpaid thereon, but without premium, and all other amounts due thereunder and under such Indenture, immediately due and payable. (Indentures, Section 7.02(c))

     The Indenture Trustees' right to exercise remedies under each Indenture is subject to acceleration of the Mortgage Notes and, with respect to an Indenture Default occurring solely by reason of a Lease Event of Default, concurrent action to terminate the Lease or dispossess the Company or otherwise seeking to effect a comparable remedy under the related Lease as to which a Lease Event of Default shall have occurred.

     The holders of a majority in aggregate principal amount of outstanding Mortgage Notes under an Indenture may rescind any declaration of acceleration by the Corporate Indenture Trustee, whether made on their own accord or as directed by holders of such Mortgage Notes, at any time prior to the sale of the Trust Estate if (i) there has been paid or deposited with the Corporate Indenture Trustee an amount sufficient to pay all overdue installments of interest on all such Mortgage Notes and the principal on any Mortgage Notes that has been due otherwise than by such declaration, all sums paid or advanced by the Indenture Trustees under such Indenture and certain other expenses, (ii) the rescission would not conflict with any judgment or decree and (iii) all Indenture Defaults under such Indenture, other than the non-payment of principal that has become due solely because of such acceleration, have been cured or waived. (Indentures, Section 7.02(c)) Such rescission will be binding upon all holders of the Mortgage Notes; however, no such rescission will affect any subsequent default or impair any right or remedy consequent thereon.

     Each Indenture provides that, subject to the related Owner Trust's right, if any, to cure certain defaults or to redeem the Mortgage Notes, if any Indenture Default has occurred and is continuing thereunder, following acceleration of the Mortgage Notes the Indenture Trustees may, and when required by the provisions of the Indentures relating to their duties as Indenture Trustees shall, exercise certain rights or remedies available to them under applicable law, including taking possession of the Trust Estate and foreclosing the lien of the Indenture, including the lien on the Property included in the Trust Estate, subject to the terms of the Lease. In addition, the Indenture Trustees may not sell any part of the Trust Estate unless the related Mortgage Notes have been accelerated or the related Mortgage Notes have become due and payable because of the bankruptcy, insolvency or reorganization of the Owner Trust or Kmart. (Indentures, Section 7.02(a)) If a Lease Event of Default has occurred, the Indenture Trustees as assignees of the related Owner Trust may also exercise remedies afforded to such Owner Trust by such Lease for a Lease Event of Default thereunder. See "Description of the Leases -- Remedies". In addition, the Option will be collaterally assigned to the Indenture Trustee and, in the event of an Indenture Default and foreclosure under the Indenture, would be exercisable by the Indenture Trustee.

     In certain circumstances, the Mortgage Notes issued with respect to a Property may be accelerated even if no default exists under the related Lease. In such case, notwithstanding any acceleration, Kmart would not be obligated to pay more than the amounts of rent required to be paid periodically under the Lease (in the absence of Lease defaults). Also, although the Lease provides that upon default thereunder Kmart can be required to pay damages in an amount at least equal to the principal and interest on the related Mortgage Notes, it is possible that a court would nonetheless apply a measure of damages yielding a lesser amount.

     The right of any holder of a Mortgage Note to institute an action for any remedy under the Indenture pursuant to which such Mortgage Note was issued (including the right to enforce payment of the principal, premium, if any, and interest on such Mortgage Note when due) will be subject to certain conditions precedent, including a request to the Indenture Trustees by the holders of at least 25% in aggregate principal amount of Mortgage Notes then outstanding under such Indenture to take action (unless a majority in interest of the Certificateholders object in writing to such action within 30 days of such request), and an offer to the Indenture Trustees of reasonable indemnification against the costs, expenses and liabilities incurred by it in doing so. (Indentures, Sections 7.08 and 7.09)

     During the continuance of an Indenture Default the holders of a majority in aggregate principal amount of Mortgage Notes outstanding under an Indenture may
(i) require the Indenture Trustees to enforce such Indenture, either by judicial proceedings for the enforcement of payment of the Mortgage Notes and the foreclosure of the Indenture and the sale of the Property subject to the lien of the Indenture or, at the election of the Indenture Trustees, by the exercise of the power of entry and/or sale or other remedies conferred under such Indenture, and (ii) direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustees or of exercising any trust or power conferred on the Indenture Trustees, provided that such direction does not conflict with any applicable law or such Indenture and does not unduly prejudice the rights of holders of such Mortgage Notes other than those constituting such majority, and the Indenture Trustees may take any other action not inconsistent with such direction which is deemed proper by the Indenture Trustees. (Indentures, Section 7.13)

     If an Indenture Default under any Indenture occurs and is continuing and the Mortgage Notes are accelerated, any sums held or received by the Indenture Trustees may be applied to reimburse the Indenture Trustees for any tax, expense or other loss incurred by them and to pay any other amounts due to the Indenture Trustees prior to any payments to holders of the Mortgage Notes issued under such Indenture. (Indentures, Section 5.03)

     There are certain aspects of mortgage loans that may affect the enforceability thereof or the ability to realize on the security, including the scarcity of buyers at foreclosure, environmental risks relating to the underlying property, anti-deficiency or single-action legislation and bankruptcy laws that may limit the ability of a mortgage lender to enforce the loan and related security agreements or affect the value of such mortgage loans. If an Owner Trust were the subject of a bankruptcy petition, the right to exercise virtually all remedies against such Owner Trust would be stayed (including the right to collect payments under the related Lease). In addition, the bankruptcy court could permit the use or disposition of Lease payments and the Property for purposes other than making payments on the Mortgage Notes and could reduce the amount and modify the time of payments due under the Mortgage Notes, subject to the application of certain procedural and substantive safeguards for the benefit of the holders of the Mortgage Notes. Although attempts will be made to structure each Owner Trust as a bankruptcy-remote entity (for instance, its business will be limited to participating in the Sale-Leaseback Transactions), there can be no assurance that an Owner Trust will not become the subject of a bankruptcy proceeding, including by reason of the bankruptcy of the related Owner Participant and the consolidation of the assets and liabilities of such Owner Trust with the assets and liabilities of the related Owner Participant. Each Owner Participant currently engages in other businesses and is not subject to any limitations on the conduct of its business. See also "Description of the Leases -- Consequences of Kmart's Bankruptcy".

POSSIBLE RECHARACTERIZATION OF THE LEASES AS LOANS FOR CERTAIN STATE LAW
PURPOSES

     For federal income tax and accounting purposes, it is the intention and belief of the Company that each leveraged lease transaction entered into by the Company constitutes a "true lease". It is also the intention and belief of the Company that each such transaction constitutes a "true lease" for purposes of applicable state law. In this regard, the Company has agreed not to take or omit to take any action during the Lease term inconsistent with "true lease" classification under state law. Notwithstanding the foregoing, in an action involving the enforcement of any Lease, a court might determine that the related leveraged lease transaction should be recharacterized as a loan, and accordingly that the conveyance by the Company to the Owner Trust should be deemed the granting of an equitable mortgage securing that loan. Under such circumstances, the Owner Trust would be considered a secured lender to the Company, and the Indenture Trustees would be considered a lender to the Owner Trustee holding an assignment of the security. In the event of such a recharacterization, if a Lease Event of Default occurs and either the Owner Trust or the Indenture Trustees elects to demand payment of the amounts due under the terms of any Lease, the Owner Trust or the Indenture Trustees would be required to comply with the procedural requirements of, and would be subject to the legal limitations on recovery under, the laws of the state in which the leased property is located that are applicable to a lender seeking to enforce remedies on default under a loan secured by real property. It is unclear whether the mortgage interest deemed to be held by the Owner Trust in such a recharacterized transaction would be deemed to be properly perfected and thus enforceable against other third party creditors. If the mortgage interest were deemed perfected, the Owner Trust (and, by assignment, the Indenture Trustees) would have a secured claim against the Company, would be required by law to proceed first by foreclosing on the related Property, and could subsequently seek a deficiency judgment against the Company if the value of such property, as determined by a subsequent judicial hearing, were insufficient to redeem the related Mortgage Notes. If such mortgage interest were not deemed perfected, it could be defeated by other creditors or a trustee in bankruptcy, and the Owner Trust (and, by assignment, the Indenture Trustees) would have an unsecured claim against the Company in an amount at least equal to the principal of, and accrued interest on, the outstanding related Mortgage Notes. Such unsecured claim would not be subject to the limitations on lessor damages imposed by Section 502(b)(6) of the Bankruptcy Code. See "Description of the Leases -- Consequences of Kmart's Bankruptcy".

MODIFICATION OF INDENTURES AND OTHER DOCUMENTS

     Without the consent of holders of the Mortgage Notes outstanding under any Indenture, the provisions of the Leases, the Participation Agreement or the Owner Trust Agreements may not be amended or modified, except: (i) if expressly so provided for in the provisions thereof; or (ii) if such modification or amendment does not, in the written opinion of counsel of the party requesting such modification or amendment, materially adversely affect the interest of any holder of the Mortgage Notes under such Indenture and will not, as evidenced in writing by each of S&P, Moody's and D&P result in an adverse change in the rating of the Certificates; provided, however, that the restrictions on amendments to the related Owner Trust Agreement are limited to certain specific provisions thereof and provided further, that no such modification to the Lease may reduce the amount or timing of rent necessary to pay principal, premium, if any, and interest on the related Mortgage Notes. The Indenture Trustees may give any consent, waiver, authorization or approval under the Participation Agreement, the Owner Trust Agreements and the Leases, if, as set forth in an opinion of counsel from the Owner Trustees or the Company, such action does not materially adversely affect the interest of any holder of the Mortgage Notes under such Indenture. (Indentures, Sections 12.07(b) and (c))

     The consent of neither the Indenture Trustees nor any of the holders of the Mortgage Notes is required to make certain adjustments to the payments under the Leases, in compliance with the provisions thereof, except that, without the consent of the holder of each Mortgage Note affected thereby, no such modification or waiver may extend the time for any payment under any Lease or reduce the amount thereof below the amount necessary to pay principal, premium, if any, and interest on the related Mortgage Notes. (Indentures, Section 12.07(c))

     Each Indenture contains provisions permitting the related Owner Trust and the Indenture Trustees, with the consent of the holders of not less than 66 2/3% in outstanding unpaid principal amount of the Mortgage Notes issued thereunder, to add, modify or eliminate any provision of the Indenture, except that, without the consent of the holder of each Mortgage Note outstanding under any Indenture affected thereby, no amendment or modification of such Indenture may (a) reduce the amount or extend the time of payment of any amount owing or payable on the Mortgage Notes, reduce the rate of interest on the Mortgage Notes, change the order of priorities in which distributions under the Indenture are to be made or with respect to the amount or time of payment of any such distribution, change the circumstances under which any premium becomes payable or the manner in which such premium is calculated, change the currency in which payments under any Mortgage Note are to be made, or impair the right of any holder of any Mortgage Note to institute suit for the enforcement of payment thereof; (b) reduce or modify any indemnities in favor of any holder of any Mortgage Note; (c) create or permit the creation of any lien on the Indenture Estate ranking prior to or on a parity (other than Refinancing Mortgage Notes) with the lien of the Indenture; (d) reduce the percentage of the aggregate outstanding unpaid principal amount of the Mortgage Notes issued thereunder, the consent of the holders of Mortgage Notes evidencing which is required for any such supplement or any waiver provided for in such Indenture; or (e) modify the provisions in
(a), (b), (c) or (d) or the conditions under which holders of the Mortgage Notes may institute suit for the enforcement of any payment. (Indentures, Section 12.02)

     Each of the Owner Trusts and the Indenture Trustee will agree in the Participation Agreement (i) to comply with the provisions of the Indenture, (ii) not to waive any provision of the Indenture requiring Kmart's consent thereunder, and (iii) not to amend, supplement, waive or otherwise modify any provision of the Indenture in such a manner as to adversely affect the rights or increase the obligations of Kmart or the Owner Participant without the prior written consent of such party.

DISCHARGE OF LIEN

     Each Indenture will cease to be of further effect when, among other things, either (a) all Mortgage Notes have been delivered to the Indenture Trustee for cancellation, or (b)(i) all Mortgage Notes not theretofore delivered to the Indenture Trustees for cancellation will mature or are to be called for redemption such that they will be due and payable within one year, and (ii) the related Owner Trust has deposited with the Corporate Indenture Trustee in trust an amount sufficient to pay such Mortgage Notes, including principal, premium, if any, and interest to the date of such maturity or redemption, together with all other sums then due and payable thereunder. (Indentures, Section 13.01)

ASSUMPTION OF OBLIGATIONS BY KMART


     Upon exercise of the Termination Right or the Competitor Option, Kmart may assume on a full recourse basis all of the obligations of the related Owner Trust under an Indenture, including the obligations to make payments relating to the Mortgage Notes allocable to the related Lease, provided that, prior to such assumption, Kmart shall have delivered to the Corporate Indenture Trustee an opinion of independent legal counsel of recognized standing to the effect that
(i) the assumption will not constitute a sale or exchange of the Mortgage Notes within the meaning of Internal Revenue Code section 1001 and the regulations thereunder, and (ii) the assumption will not otherwise adversely affect the Federal income taxation of holders of the Certificates, and subject to certain other limitations contained in the Indenture, and in connection therewith shall execute a supplemental indenture to the related Indenture (such supplemental indenture, together with the related Indenture, the "Company Indenture"). See "Description of the Leases -- Early Termination". The Property will continue to be subject to the lien of the Company Indenture, and the Company Indenture will incorporate certain relevant provisions of the Lease or Leases so terminated, including (among others) provisions relating to maintenance, possession and use of the related Property or Properties, liens, insurance and events of default; provided, however, that if legal opinions are delivered to the effect that if the Mortgage Notes so assumed by Kmart were unsecured, the Pass Through Trusts would not be required to register as "investment companies" under the Investment Company Act of 1940, as amended, the lien and the related Property to be released and the Mortgage Notes will be unsecured obligations of Kmart. In that event the Company Indenture will contain terms substantially the same as the Indenture between Kmart and The Bank of New York, dated as of February 1, 1985 (the "1985 Indenture"), which has been filed with the Commission.


CONCERNING THE CORPORATE INDENTURE TRUSTEE


     The Corporate Indenture Trustee also serves as the trustee under the 1985 Indenture relating to certain of Kmart's debt securities (the "Debentures"). Pursuant to the Trust Indenture Act, should a default occur with respect to either the Debentures or any Mortgage Notes, The Bank of New York would be required to resign as trustee with respect to the Debentures or the Mortgage Notes within 90 days of such default unless such default were cured, duly waived or otherwise eliminated.

                           DESCRIPTION OF THE LEASES

     The statements under this caption are summaries of the terms of the Leases and do not purport to be complete. The summaries make use of terms defined in and are qualified in their entirety by reference to all of the provisions of each Lease, the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Except as otherwise indicated, the following summaries relate to each of the Leases securing the related Mortgage Notes.

TERM AND RENT


     Each Owner Trust will lease its respective Property to Kmart pursuant to a
Lease for an interim term and a subsequent base term commencing on May   , 1995
which together total 25 years. Kmart will have the option to extend each Lease for at least six consecutive terms of five years each. (Lease, Articles 2 and 8). Because the Mortgage Notes and the Certificates are scheduled to be retired during the base term of the Lease, any such extensions should not affect the interests of the Certificateholders. So long as no Lease Event of Default (as defined herein) exists with respect to the Lease, Kmart, as lessee thereunder, will be entitled to undisturbed possession of the related Property, even if there exists a default (other than a Lease Event of Default) under the related Indenture or under an Agreement. Rents are required to be paid by Kmart under the Leases in immediately available funds on each January 5 and July 5, commencing on July 5, 1995 (the "Rent Payment Dates"). On each Rent Payment Date, the aggregate amount of rents payable under the Leases will be at least equal to the aggregate scheduled amount of principal, interest and any Make-Whole Premium required to be paid on the outstanding Mortgage Notes on such date, except in certain cases of optional redemption by an Owner Trust. See "Structure of the Transaction". Kmart is obligated under each Lease to pay interest on any late payments of rent, which shall accrue at a rate equal to the sum of 1% plus the weighted average of the interest rates of the Mortgage Notes from the relevant payment date to the date such payments are actually received by the Indenture Trustee (the "Default Rate") with respect to that portion of rent equal to the principal, interest and premium, if any, on the related Mortgage Notes. (Lease, Article 3).


NET LEASES; NO SET-OFF

     The obligations of Kmart under each Lease are those of a lessee under a "net lease." Kmart's obligation to pay rent is absolute and unconditional, and payments of rent under the Leases are to be made without notice, demand, counterclaim, set-off, deduction, defense, abatement, or reduction. (Lease, Article 4).

     Each Lease also provides that it shall not be terminable by Kmart thereunder, except under the limited circumstances as described therein, nor shall Kmart be entitled to any abatement or reduction, with respect to any payment of rent or other obligation under any Lease, by reason of: (i) any damage to or destruction of a leased Property; (ii) any taking of a Property or any part thereof by eminent domain or otherwise; (iii) any prohibition, limitation, restriction, interference with or prevention of Kmart's use of all or any part of a Property; (iv) any default by an Owner Trust under any Lease;
(v) any eviction by a holder of paramount title or otherwise; (vi) any purported merger of estates resulting from Kmart's acquisition of all or any part of a Property; or (vii) any other cause whether similar or dissimilar to the foregoing, any present or future law to the contrary notwithstanding. (Lease, Article 4).

REPAIRS AND MAINTENANCE

     Each Lease requires Kmart to make and pay for all maintenance, replacement, alteration and repair, both structural and non-structural, of the Property on a timely basis, whether such maintenance, replacement, alteration and repair is foreseeable or not foreseeable, which may be required to keep the Property in good repair and condition, ordinary wear and tear excepted, consistent with the standard of maintenance employed by Kmart as of the date of the Lease with respect to similar properties owned or leased by Kmart and located in the general geographic area where the Property is located, and in compliance with applicable laws and health and safety standards. (Lease, Article 9). In no event is an Owner Trust required to repair, rebuild or maintain its respective Property.

ALTERATIONS AND ADDITIONAL CONSTRUCTION

     If no Material Default or Lease Event of Default (each as defined under "Events of Default") has occurred and is continuing, Kmart may, at its own expense, make such alterations and additions, structural or otherwise, in or to the buildings and erect or construct additional buildings or structures on the Property, which alterations, additions and additional buildings and structures shall be subject to the lien of the related Indenture, provided that the fair market value or remaining useful life of such Property shall not be diminished thereby except to an insignificant extent and that the Property shall not, as a result, be characterized as "limited use property". In connection with any alterations, additions or erection of additional improvements, Kmart shall perform and complete all work in a first-class, workmanlike manner in compliance with applicable laws. Kmart shall maintain at all times during construction all risk builders insurance and comprehensive general liability insurance naming the Owner Trust and the Indenture Trustee as additional insureds. All such additional improvements shall be and remain the property of the related Owner Trust and shall be subject to all of the terms and provisions of the Lease. (Lease, Article 10). All trade fixtures and furniture installed at the expense of Kmart shall remain the property of Kmart, not subject to the lien of the related Indenture, and shall be removed from the premises by Kmart, at its expense, at the expiration of the term of the Lease; provided, however, that Kmart shall have the option, during the term of the Lease, to relinquish its property rights with respect to such trade fixtures and, after the exercise of such option, the property specified shall be the property of the related Owner Trust, subject to the lien of the related Indenture. (Lease, Article 27).

LIENS

     Kmart, as lessee, covenants that it shall not, during the term of the Lease, directly or indirectly create, incur, assume, suffer or permit any lien on or with respect to the related Property or any part thereof, any rent, title thereto or interest therein, up to and including the date of the end of such Lease term, other than Permitted Liens. "Permitted Liens" are: (i) the respective rights and interests of Kmart, the related Owner Trust, the related Owner Participant, the Remainderman, the Indenture Trustee, and the Trustee;
(ii) certain liens resulting from acts of, or claims against, the related Owner Trust or the Remainderman; (iii) liens for taxes and assessments that either are not yet due and payable or are being contested in good faith and by appropriate proceedings diligently conducted, so long as such proceedings do not (a) subject the Property to imminent risk of foreclosure, forfeiture or loss or result in the sale of the Property, (b) interfere other than to an insignificant extent with the use, possession or disposition of the Property, (c) interfere with the payment of rents or (d) involve any risk of loss of the priority of the lien of the Indenture relating thereto; (iv) materialmen's, mechanics', workers', repairmen's, employees' or other like liens arising prior to or after the date of the Lease in the ordinary course of business for amounts either not yet due or being contested in good faith and by appropriate proceedings so long as such proceedings shall not involve any risk of the sale, forfeiture or loss of any part of the Property and shall not materially interfere with the use, occupancy or disposition of the Property or interfere with the payment of rents or involve any risk of loss of the priority of the lien of the Indenture; (v) liens arising after the date of the Lease out of judgments or awards with respect to which at the time an appeal or proceedings for review is being prosecuted diligently and in good faith and that either have been bonded to the satisfaction of the related Owner Trust and the Indenture Trustee or the enforcement of which has been continuously stayed pending such appeal or review; (vi) easements, rights-of-way, reservations, servitudes and rights of others against the Property which (a) are listed as Permitted Exceptions in the Purchase Agreement (the "Purchase Agreement") dated as of the date of the Lease or (b) are granted pursuant to the specific provisions of such Lease; and (vii) assignments, leases and subleases expressly permitted by the Operative Documents (as defined in the Purchase Agreement). (Lease, Article
19).

     Kmart shall promptly, but no later than 30 days after the attachment thereof, at its own expense, discharge, eliminate or bond in a manner satisfactory to the related Owner Trust any lien that is not a Permitted Lien. In the event such lien is not so discharged, eliminated or bonded, such Owner Trust may pay and discharge any such lien, and Kmart shall reimburse such Owner Trust upon demand for the amount so paid together with interest thereon at the Default Rate. (Lease, Article 19).

ASSIGNMENT OR SUBLEASING; USE; NO CONTINUOUS OPERATION

     Kmart may assign, or sublease all or any part of, its leasehold interest in the Properties without the prior written consent of the related Owner Trust, provided that (i) no Lease Event of Default or Material Default has occurred and is continuing, (ii) such assignment or sublease shall be expressly subject and subordinate to the relevant Lease, and (iii) Kmart shall remain fully and primarily liable for the performance of its obligations under the Lease and the other Operative Documents. Kmart's liability under any Lease shall continue notwithstanding the rejection of such Lease or sublease pursuant to Title 11 of the United States Code (the "Bankruptcy Code"). In the event Kmart assigns the Lease and it is thereafter rejected in a bankruptcy or similar proceeding, a new lease identical to the rejected Lease shall be reinstituted as between the Owner Trust and Kmart without further act by either party. Kmart is prohibited from mortgaging or otherwise encumbering its interest under the Lease. (Lease, Article 17).

     Each Property may be used for any lawful purpose; provided that no use of any Property may be made by Kmart or an assignee or sublessee of Kmart that would: (i) be a public nuisance; (ii) cause a Property to become a "tax-exempt use property" within the meaning of Section 168(h) of the Code, or any successor statute thereto, or to become a "tax-exempt bond financed property" within the meaning of Section 168(g)(5) of the Code; (iii) void any certificate of occupancy required for such Property; (iv) cancel or make it commercially unreasonable to obtain the issuance of any insurance policy required for such Property by the related Lease; or (v) increase the related Owner Trust's risk of environmental liability; provided that any retail or office use shall not be deemed to increase the risk of environmental liability for this purpose. (Lease, Article 17).

     Each Owner Trust names Kmart as its attorney-in-fact, subject to certain limitations and conditions, to grant easements, release existing easements, make dedications, execute annexation petitions and amend covenants and restrictions in respect of any Property that do not impair (other than to an insignificant extent) the usefulness of the Property for the purposes contemplated and permitted by the Lease, or reduce the fair market value or remaining useful life of the Property and shall not cause such Property to be characterized as "limited use property" for certain federal income tax purposes. (Lease, Article
13).

     Kmart is not obligated under the Lease to operate a business at the Property, except as required by law or by other agreement binding on the Property. (Lease, Article 5).

INSURANCE

     Under each Lease, Kmart is required, at its own cost and expense, to carry workers' compensation insurance with limits of no less than $5,000,000, insurance against loss by fire and other casualties included under extended-coverage, all-risk endorsements, in an amount not less than 100% of the full insurable replacement value of the improvements constituting part of the Property, comprehensive general liability insurance with minimum coverage of $5,000,000 with respect to injury of any one person, $5,000,000 with respect to any one accident or disaster and $5,000,000 with respect to damage to property. In no event shall the deductible amount under such casualty insurance policies exceed $250,000. In the event that Kmart fails to obtain or maintain such insurance, the related Owner Trust may obtain such coverage and will be reimbursed by Kmart for the cost thereof, plus interest at the Default Rate from the date incurred by such Owner Trust. An

Owner Trust shall have no obligation to maintain insurance of any type on the Property and Kmart shall not have any rights to direct actions or subrogation against any insurance policy obtained by an Owner Trust. Notwithstanding the foregoing, Kmart may elect to self-insure any leased Property against casualty, workers' compensation and liability risks; provided that Kmart maintains a consolidated tangible net worth of at least $750,000,000 calculated in accordance with generally accepted accounting principles (the "Net Worth Standard"). (Lease, Articles 7 and 14).

CONDEMNATION AND CASUALTY

     In the event of a condemnation or casualty affecting any Property, Kmart will be obligated to continue paying rent and to restore such Property at its own expense as nearly as practicable to the condition as existed immediately before the condemnation or casualty occurred. Under the Lease, Kmart is obligated to complete such restorations prior to the expiration of the term of the Lease or as soon as possible following the termination of the Lease. If Kmart meets the Net Worth Standard at the time of the condemnation or casualty, or if insurance proceeds or a condemnation award due to such occurrence are less than $250,000 and no Material Default or Lease Event of Default has occurred and is continuing, any such insurance proceeds or condemnation awards shall be payable to Kmart for restoration and repair of the Property. If Kmart does not meet the Net Worth Standard at the time of such loss, and if such condemnation award or casualty proceeds are in excess of $250,000, however, the net proceeds of such insurance claim or condemnation award shall, if the related Indenture is outstanding, be deposited with the Indenture Trustee and shall be disbursed to Kmart upon progress of completion of restoration, repair, replacement or rebuilding, subject to certain provisions set forth in the related Lease. In the event that condemnation proceeds exceed the actual cost of restoration, the Indenture Trustee shall have the right to retain the excess proceeds and apply the same in accordance with the related Indenture. (Lease, Articles 14, 15, and 16).

     Notwithstanding the foregoing, in the event of a casualty affecting all or a substantial portion of a Property (a "Casualty"), Kmart may either (i) restore the Property as set forth above or (ii) give written notice to the related Owner Trust of its intention to terminate the Lease and make a rejectable purchase offer to such Owner Trust within 30 days of such damage or destruction for a price at least equal to the principal of and interest due on the related Mortgage Notes. In the event of a permanent or temporary condemnation of the Property or any substantial portion thereof that in Kmart's judgment renders the Property unsuitable for its occupancy and use, or in the event of a condemnation of the points of ingress and egress of the Property such that they shall be materially impaired (with no reasonable replacement points of ingress-egress provided) so that the Property is rendered unsuitable for its intended use (any such event referred to in this sentence or any Casualty constituting an "Event of Loss"), Kmart shall be obligated to make such a rejectable offer to purchase the Property within 30 days of such condemnation (or, with respect to a partial condemnation, within 90 days after the entry of a final order of taking) for a price at least equal to the principal of and interest due on the related Mortgage Notes. If such offer is accepted, the purchase shall be effected on the next scheduled Rent Payment Date occurring not less than 100 days after the related Owner Trust's receipt of such offer. (Lease, Articles 14, 15 and 40).

     If Kmart makes such a rejectable offer to purchase a Property, the related Owner Trust will have 60 days to decide whether to accept such offer. Such Owner Trust may not reject Kmart's purchase offer unless it makes satisfactory provisions with the Indenture Trustee for the redemption of the related Mortgage Notes, which provisions shall include the escrowing of cash or cash equivalents in amounts sufficient to redeem the Mortgage Notes. If Kmart's offer is rejected and such Owner Trust makes satisfactory arrangements with the Indenture Trustee, Kmart shall, on the Rent Payment Date on which Kmart's purchase would otherwise have occurred, pay to the related Owner Trust all basic rent under the Lease ("Basic Rent") and any other payment under the Lease ("Additional Rent") accrued and owing under the Lease as of such Rent Payment Date, at which time the Lease shall terminate and such Owner Trust shall receive all attendant insurance or condemnation proceeds. If, on the other hand, Kmart's offer is accepted and the related Owner Trust makes satisfactory arrangements with the Indenture Trustee, the sale of the affected Property shall be closed on the next scheduled Rent Payment Date, and the purchase price (which shall be at least sufficient to redeem the Mortgage Notes) and all Basic Rent and Additional Rent accrued and owing on such date shall be paid in cash to the Indenture Trustee for the purpose of redeeming the Mortgage Notes with any excess being paid to such Owner Trust. In the event of any such sale, any attendant insurance or condemnation proceeds will be paid to Kmart, and title to the affected Property shall be conveyed to Kmart. All costs and expenses in connection with such sale shall be paid by Kmart. (Lease, Article 40).

EARLY TERMINATION RIGHTS

     Kmart may exercise its Termination Right with respect to a Lease on any Rent Payment Date on or after the fifth anniversary of the commencement of the base term of the Lease (provided that no Lease Event of Default or Material Default has occurred and is continuing) if it determines that the Property has become obsolete or may no longer be economic for Kmart's use or surplus to Kmart's needs, by providing at least 12 months' and not more than 18 months' notice to the related Owner Trust. In such event, the Property may be (i) transferred to Kmart for an amount sufficient to retire the related Mortgage Notes (including the Make-Whole Premium thereon) (the "Retirement Price"), (ii) sold to a third party, with the excess of the Retirement Price over the net sale price being contributed by Kmart or (iii) retained by the related Owner Trust, provided that such Owner Trust makes satisfactory provisions with the Indenture Trustee for the redemption of the related Mortgage Notes, which provisions shall include the escrowing of the Retirement Price for such Mortgage Notes in cash or cash equivalents, and the Property shall thereupon be released from the lien of the related Indenture. Under certain circumstances, Kmart may elect to assume the obligations of the related Owner Trust under the related Mortgage Notes upon exercise of a Termination Right with respect to the Property. See "Description of the Mortgage Notes -- Assumption of Obligations by Kmart." (Lease, Article
39).

     If an Owner Participant becomes a competitor of Kmart during the term of the Lease, Kmart may exercise the Competitor Option (provided that no Lease Event of Default or Material Default has occurred and is continuing) by delivery of a notice to such Owner Participant and the Indenture Trustees. Following receipt of such notice, the Owner Participant will have the right for a six-month period to sell the related Properties or its interest in the related Properties to a transferee other than Kmart or its affiliates, and if such transfer occurs during the six-month period, the related Mortgage Notes will not be redeemed. If a transfer by the Owner Participant does not occur during the six-month period, the related Properties or the Owner Participant's interest in the related Properties may be (i) transferred to Kmart for the Retirement Price or (ii) sold to a third party, with the excess of the Retirement Price over the net sale price being contributed by Kmart. Kmart or any third party buyer may elect to take title to the related Properties or the Owner Participant's interest in the related Properties subject to the lien of the Indenture or to cause the related Mortgage Notes to be redeemed with a Make-Whole Premium. If Kmart elects to purchase the related Properties or the Owner Participant's interest in the related Properties subject to the lien of the Indenture, Kmart will assume, in accordance with and subject to the terms of the Indenture, personal liability for the payment of the related Mortgage Notes and such Mortgage Notes will not be redeemed. In the event of any purchase subject to the lien of the Indenture, an amount equal to the principal amount of the Mortgage Notes secured by such Properties then outstanding plus accrued interest thereon will be credited against the Retirement Price. (Participation Agreement, Section
3)

EVENTS OF DEFAULT

     The following are events of default under each Lease ("Lease Events of Default"):

          (i) the failure by Kmart to pay any installment of Basic Rent within five days after notice to Kmart the same is due;

          (ii) the failure by Kmart to make any payment constituting Additional Rent within 15 days after notice to Kmart of non-payment;

          (iii) the failure by Kmart to maintain insurance as required by the Lease;

          (iv) the failure by Kmart to perform any of its other covenants or obligations under the Lease or any of the other Operative Documents (other than the Tax Indemnification Agreement (as defined in the Lease)) within 30 days after notice thereof; provided that any non-monetary default that is curable but is not susceptible to a cure within 30 days shall not be deemed a default if a cure is commenced within 30 days after such notice and is diligently pursued thereafter; provided further that in no event shall such cure period for a non-monetary default exceed 180 days;

          (v) certain events of bankruptcy, insolvency, reorganization pursuant to bankruptcy or similar laws, receivership, dissolution or liquidation of Kmart; and

          (vi) any representation or warranty by Kmart in the Lease or any of the other Operative Documents (other than the Tax Indemnification Agreement) or in any certificate expressly required to be delivered pursuant thereto shall have been false or incorrect when made in any respect material to the Owner Trust or the Owner Participant and such falseness or incorrectness is material to the Owner Trust or the Owner Participant and continues to be material, and shall not have been cured within 30 days after receipt of written notice by Kmart from the Owner Trust, unless the default is curable and Kmart shall be diligently proceeding to correct such default; provided that in no event shall such cure period exceed 60 days.

     For purposes of each Lease, a "Material Default" shall mean an event of the type described in clauses (i) and (v) above that, with the passage of time or the giving of notice, or both, would become a Lease Event of Default.

     To the extent that any failure by Kmart to perform any covenant or obligation or any breach of a representation or a warranty relates solely to a Property or Properties other than the Property subject to a particular Lease, such failure or breach shall not give rise to a Lease Event of Default under such Lease. (Lease, Article 20).

REMEDIES

     If a Lease Event of Default has occurred with respect to any Lease and is continuing beyond any applicable cure periods, the related Owner Trust may (i) terminate such Lease and recover damages from Kmart as described below, (ii) re-enter the Property without terminating such Lease to remove Kmart and its property, all at Kmart's expense, with Kmart remaining liable for the balance of rents accruing to the end of the base term of such Lease (less the amount received by such Owner Trust with respect to reletting the Property net of such Owner Trust's expenses in connection therewith) and/or (iii) sell all or part of the Property at public or private sale, free and clear of any rights of Kmart therein, and Kmart's obligation to pay Basic Rent with respect to the Property, or the part thereof that has been sold, for any periods commencing after the date of such sale shall terminate. If a Lease is terminated upon the occurrence of a Lease Event of Default thereunder, damages permitted to be recovered by the related Owner Trust from Kmart include: (i) all rents and other payments due under such Lease as of the date on which the Lease shall be terminated and all other amounts due on the related Mortgage Notes, plus (ii) at the option of such Owner Trust, any one of: (a) the difference between the termination value identified in the related Lease (the "Termination Value") and the present value of the fair market rental value of the Property, discounted semiannually at a 7% annual percentage rate for the remainder of the term of the Lease; or (b) the difference between the present value of all rents, discounted semiannually at a 7% annual percentage rate, for the remainder of the base or applicable renewal term of the Lease (the "Discounted Basic Rents") and the present value of the fair market rental value of the Property for the remainder of such term, discounted semi-annually at a 7% annual interest rate; or (c) an amount equal to the greater of the fair market value of the Property, the Discounted Basic Rents and the Termination Value; or (d) the difference between the Termination Value and the fair market sales value of the Property. Fair market values are determined by agreement between Kmart and the related Owner Trust or by appraisal. If the related Owner Trust receives the sum of the amounts described in clauses (i) and (ii)(c) above, such Owner Trust will convey the Property to Kmart. Because each Owner Trust has assigned certain of its rights under the Lease to the Indenture Trustee, only the Indenture Trustee, and not the Owner Trust, may exercise remedies following a Lease Event of Default. (Indenture, Section 8.01) The above-described amounts will accrue interest at the Default Rate from the final payment date specified in the related Owner Trust's notice of default and termination of a Lease to the date of actual payment by Kmart. (Lease, Article 21).

SUBSTITUTION

     In lieu of the acquisition by Kmart of the Property in accordance with the Lease, provided that no Material Default or Lease Event of Default has occurred and is continuing, Kmart shall be entitled to substitute a retail store (the "Substitute Property") for the Property provided that as of the date of such substitution (i) the fair market value of the Substitute Property is not less than the fair market value of the Property immediately prior to the event which gave rise to the substitution, (ii) the useful life of the Substitute Property is not less than the useful life of the Property immediately prior to the event which gave rise to the substitution, (iii) Kmart shall make the same representations and warranties with respect to the Substitute Property as it had previously made with respect to the Property, (iv) Kmart shall deliver an environmental assessment report, survey and title search report, each of which shall be satisfactory, to the Owner Trust and the Indenture Trustee and (v) the substitution shall not reduce the amount or timing of any rents due under the Lease. Kmart shall not be entitled to substitute a Property unless (i) the long-term senior debt securities of Kmart shall have been rated in one of the generic rating categories that signifies "investment grade" by S&P and Moody's and (ii) Kmart agrees to either structure the substitution transaction to avoid any material adverse tax consequences identified in an opinion of independent tax counsel or indemnify the related Owner Trust and Owner Participant against such adverse tax consequences. All other terms and conditions of the Lease shall apply to the Substitute Property. If such substitution occurs, the Substitute Property shall replace the Property as security for the Mortgage Notes. (Lease, Article 41).

THE PARTICIPATION AGREEMENT

     The Company is required to indemnify each Owner Participant, the Owner Trustee, each Owner Trust, the Indenture Trustees and the Remainderman for certain losses and claims and for certain other matters. (Participation Agreement, Section 22). Subject to certain restrictions, each Owner Participant may transfer its interest in the Properties. (Participation Agreement, Section
2).

CONSEQUENCES OF KMART'S BANKRUPTCY

     Numerous statutory provisions, including the federal bankruptcy laws and state laws affording relief to debtors, may interfere with or affect the ability of a secured party to realize upon collateral. For example, a court with federal bankruptcy jurisdiction (the "Bankruptcy Court") may permit a debtor through its plan of reorganization to cure a monetary default in respect of a mortgage by paying arrearages within a reasonable time and reinstating the original loan payment schedule even if the lender has accelerated the loan and a foreclosure proceeding has been commenced in state court (provided no sale of the property had yet occurred) prior to the filing of the debtor's petition. Some Bankruptcy Courts have approved plans, based on the particular facts of the reorganization case, that effected the curing of a default under a mortgage by paying arrearages over a number of years.

     In the event a bankruptcy proceeding is instituted by or against Kmart under the Title 11 of the United States Code (the "Bankruptcy Code"), Kmart, as debtor-in-possession, or its trustee in bankruptcy, would have the right, subject to bankruptcy court approval to assume or reject the Leases. If any Lease were rejected, payments thereunder would terminate, thereby leaving the related Owner Trust without cash flow to make payments on the Mortgage Notes issued in respect of the Property leased thereunder. In the event a Lease were rejected, the related Owner Trust (and by virtue of the Indentures, the Indenture Trustees) would have an unsecured non-priority claim for damages against Kmart's bankruptcy estate but, under
Section 502(b)(6) of the Bankruptcy Code, such claim would be limited to an amount equal to the rent reserved under such Lease, without acceleration, for the greater of one year or 15 percent (not to exceed three years) of the remaining term of the Lease (plus rent already due but unpaid). By contrast, this limitation under Section 502(b)(6) would not apply to holders of debt securities issued by Kmart. Therefore, except during the final year of the Lease term, if Kmart were the subject of proceedings under the Bankruptcy Code and any Lease were rejected, the damages that could be claimed for rejection, even assuming full recovery on such claim (which may not occur), would not be sufficient to satisfy the outstanding amount of the Mortgage Notes issued in respect of the Property leased thereunder. Kmart also may have the right in a bankruptcy to assume and assign the Lease (but only if adequate assurance of future performance by the assignee is provided) and thereby be relieved of liability for any breach of such Lease occurring after such assignment. Moreover, it is possible that a bankruptcy court could treat the transactions described herein not as a leasing transaction but instead as a secured loan to Kmart, in which case the bankruptcy court could permit Kmart to use or dispose of the Properties, subject to providing "adequate protection" (such as a lien on substitute collateral) to the related Owner Trust, and to modify and to adversely affect the rights of such Owner Trust, including reduction of the amount and modification of the timing of payments that would otherwise have been payable by Kmart under the Leases (in which event, however, the above-described limitation under Section 502(b)(6) of the Bankruptcy Code would not be applicable). The occurrence of any of the foregoing events may have a material adverse effect on the holders of the Certificates.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of Dickinson, Wright, Moon, Van Dusen & Freeman, counsel to Kmart, the following discussion accurately describes the material federal income tax consequences of the ownership and disposition of Certificates. This discussion is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change or different interpretation. Moreover, certain of the anticipated federal income tax consequences discussed herein are based on regulations of the Treasury Department ("Treasury Regulations") which are proposed and subject to change and which are not binding authority until adopted as final or temporary Treasury Regulations. As a result, definitive guidance cannot be provided regarding all of the federal income tax consequences to Certificateholders or to the Pass Through Trusts. In addition, there can be no assurance that the Internal Revenue Service or the courts would not take positions different from those discussed herein and which positions could be materially adverse to Certificateholders. Investors should consult their own tax advisors in determining the federal, state, local, foreign and any other tax consequences to them of the purchase, ownership, redemption and/or disposition of the Certificates, including the advisability of making any elections discussed herein. This discussion does not purport to address federal income tax consequences applicable to particular categories of investors, some of which (for example, insurance companies and foreign investors) may be subject to special rules.

     PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS IN DETERMINING THE FEDERAL, STATE, LOCAL AND ANY OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF CERTIFICATES, INCLUDING THE ADVISABILITY OF MAKING ANY ELECTION DISCUSSED BELOW.

     The Pass Through Trusts will not be indemnified for any federal income taxes that may be imposed upon them, and the imposition of any such taxes could result in a reduction in the amounts available for distribution to the holders of Certificates evidencing interests in the affected Pass Through Trust.

GENERAL

     Based upon an interpretation of analogous authorities under currently applicable law, the Pass Through Trusts created by the Agreements will not be classified as associations taxable as corporations, but, rather will be classified as grantor trusts under Subpart E, Part I, Subchapter J of Chapter 1 of the Internal Revenue Code of 1986, as amended (the "Code"). Each Certificateholder will be treated as the owner of a pro rata undivided interest in each of the Mortgage Notes or any other property held in the Pass Through Trust in which the Certificate held by such holder evidences an interest.

     In reaching the conclusion that each of the Pass Through Trusts will be classified as a grantor trust, counsel considered whether the Pass Through Trusts could be recharacterized as "taxable mortgage pools" which are treated as corporations for Federal income tax purposes. Generally, an entity is classified as a "taxable mortgage pool" only if, among other requirements, the entity is the obligor on debt obligations (or equity interests with terms similar to debt obligations) with two or more maturities. Because each Pass Through Trust will issue only one class of beneficial interest having only one maturity date, the Pass Through Trusts could be treated as "taxable mortgage pools" only if the two Pass Through Trusts were integrated (i.e., treated as one trust). While there is no authority directly on point, in rendering its opinion that the Pass Through Trusts will be treated as grantor trusts, counsel concluded that the Pass Through Trusts should be respected as separate entities, in part, because (i) each Pass Through Trust will own separate assets, (ii) each Pass Through Trust will have separate independent Trustees, (iii) each Pass Through Trust will have separate sets of Certificateholders and (iv) each Pass Through Trust will have independent economic substance. Proposed Treasury Regulations under section 7701(i) of the Code provide that for purposes of applying the taxable mortgage pool rules, ownership interests in entities that are classified as "investment trusts" under the rules of Treasury Regulations section 301.7701-4(c) will not be treated as debt obligations of such trusts. Since each Pass Through Trust is expected to be classified as an "investment trust" under such Treasury Regulations, the Proposed Treasury Regulations would confirm that the taxable mortgage pool rules should not apply to the Pass Through Trusts.

     Each Certificateholder, in accordance with its method of accounting, will be required to report on its federal income tax return its pro rata share of the interest and other income from the Mortgage Notes or any other property held in the related Pass Through Trust and may, subject to applicable Code limitations on deductions, deduct its pro rata share of the deductible expenses of the related Pass Through Trust, at the same time and to the same extent as if it held directly a pro rata interest in the assets of the Pass Through Trust and received and paid directly the amounts received and paid by the Pass Through Trust. A Certificateholder who is an individual, trust or estate will be allowed a deduction for certain itemized deductions only to the extent they exceed, in the aggregate, 2% of the Certificateholder's adjusted gross income and such amounts will not be deductible in computing such taxpayer's alternative minimum tax liability if any.

     A purchaser of a Certificate will be treated as purchasing an interest in each Mortgage Note and any other property in the related Pass Through Trust at a price determined by allocating the purchase price paid for the Certificate among such Mortgage Notes and other property in proportion to their fair market values at the time of purchase of the Certificate.

SALES OF CERTIFICATES

     A Certificateholder that sells a Certificate will recognize gain or loss (in the aggregate) equal to the difference between its adjusted tax basis in the Certificate and the amount realized on the sale (except to the extent attributable to accrued interest, which should be taxable as interest income).

Subject to the market discount provisions of the Code (described below), any such gain or loss will be capital gain or loss if the Certificate was held as a capital asset and will be long-term capital gain or loss if the Certificate was held for more than one year.

MARKET DISCOUNT

     A purchaser of a Certificate subsequent to its original issue will be considered to have acquired an interest in a Mortgage Note at a "market discount" to the extent the remaining principal amount of the Mortgage Note allocable to the Certificate exceeds the Certificateholder's tax basis allocable to such Mortgage Note, unless the excess does not exceed a prescribed de minimis amount. In the event such excess exceeds the de minimis amount, the Certificateholder will be subject to the market discount rules of sections 1276 to 1278 of the Code with regard to its interest in the Mortgage Note.

     In the case of a sale or certain other disposition of indebtedness subject to the market discount rules, section 1276 of the Code requires that gain, if any, from such sale or disposition be treated as ordinary income to the extent such gain does not exceed the market discount that has accrued on such indebtedness during the period in which it was held.

     In the case of a partial principal payment on indebtedness subject to the market discount rules, section 1276 of the Code requires that such payment be included in gross income as ordinary income to the extent such payment does not exceed the market discount that has accrued on such indebtedness during the period in which it was held. The amount of any accrued discount later required to be included in income upon a disposition, or a subsequent partial principal payment, will be reduced by the amount of such partial principal payment previously included in income.

     Generally, market discount accrues under a straight line method, or, at the election of the taxpayer, a constant interest method. However, in the case of installment obligations (such as the Mortgage Notes), the manner in which market discount is to be accrued has been left to Treasury Regulations not yet issued. Until such Treasury Regulations are issued, the Conference Report indicates that holders of installment obligations with market discount may elect to accrue market discount either on the basis of a constant interest rate or (assuming the installment obligation was issued without original issue discount) as follows: the amount of market discount that is deemed to accrue is the amount of market discount that bears the same ratio to the total amount of market discount remaining that the amount of stated interest paid in the accrual period bears to the total amount of stated interest remaining to be paid on the installment obligation as of the beginning of such period.

     Under section 1277 of the Code, if in any taxable year interest paid or accrued on indebtedness incurred or continued to purchase or carry market discount indebtedness exceeds the interest currently includible in income with respect to such market discount indebtedness, deduction of such excess interest must be deferred to the extent of the market discount allocable to the portion of the taxable year in which such market discount indebtedness was held by the taxpayer. The deferred portion of such interest will generally be deductible when such market discount is included in income upon the sale or other disposition (including repayment) of the indebtedness.

     Section 1278 of the Code allows a taxpayer to make an election to include market discount in gross income currently. If such election is made, the rules of sections 1276 and 1277 (described above) will not apply to the taxpayer. Such an election shall apply to all debt instruments with market discount acquired by the taxpayer on or after the first day of the first taxable year to which the election applies. The election shall apply to all subsequent taxable years and may not be revoked without the consent of the Secretary of Treasury.

PREMIUM

     A Certificateholder will generally be considered to have acquired an interest in a Mortgage Note at a premium to the extent the purchaser's tax basis allocable to such interest exceeds the remaining principal amount of the Mortgage Note allocable to such interest. In that event, a Certificateholder that holds a Certificate as a capital asset may elect to amortize that premium as an offset to interest income under section 171 of the Code with corresponding reductions in the Certificateholder's tax basis in that Mortgage Note. Generally, such amortization is on a constant yield basis. However, in the case of installment obligations (such as the Mortgage Notes), the Conference Report indicates a Congressional intent that amortization be in accordance with the rules that apply to the accrual of market discount on installment obligations. See "Market Discount". Such an election shall apply to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) held by the Certificateholder as of the beginning of the taxable year for which the election applies or thereafter acquired. The election will apply to all subsequent taxable years, and may not be revoked without the consent of the Secretary of the Treasury.

     Since the Mortgage Notes may be redeemed at a premium prior to maturity, amortizable bond premium may be determined by reference to an early redemption date if this results in a smaller premium attributable to the period before the redemption date. Due to the complexities of the amortizable premium rules, particularly where there is more than one possible redemption date and the amount of any premium is uncertain, Certificateholders are urged to consult their own tax advisors as to the amount of any such amortizable premium.

ORIGINAL ISSUE DISCOUNT

     Generally, a holder of a debt instrument issued with original issue discount that is not de minimis must include original issue discount in income for federal income tax purposes as it accrues, in advance of the receipt of the cash attributable to such income, using a method that takes into account the compounding of interest. It is anticipated that the Mortgage Notes will not be issued with original issue discount.

BACKUP WITHHOLDING

     Payments made on the Certificates, and proceeds from the sale of the Certificates to or through certain brokers, may be subject to a "backup" withholding tax of 31% unless the Certificateholder complies with certain reporting procedures or is an exempt recipient under Section 6049(b)(4) of the Code. Any such withheld amount will be allowed as a credit against the Certificateholder's federal income tax.

                                 CERTAIN TAXES

     The Trustee for Pass Through Trust 1995-K-1 is a national banking association with its corporate trust office in Jacksonville, Florida. Squire, Sanders & Dempsey, as Florida counsel to Pass Through Trustee 1995 K-1 ("Florida Counsel"), has advised Kmart and the Underwriters that, in their opinion, subject to certain qualifications and assumptions discussed below, under currently applicable law, assuming that the Pass Through Trust 1995-K-1 will not be taxable as a corporation, but, rather, will be treated as an investment trust which is classified as a grantor trust under subpart E, Part I of Subchapter J of the Code, (a) there are no fees, taxes or other charges payable (except taxes imposed on fees payable to Pass Through Trustee 1995-K-1 and occupational license taxes imposed on Pass Through Trustee 1995-K-1 for conducting its trust business in the City of Jacksonville) to the State of Florida or the consolidated City of Jacksonville/Duval County in connection with the execution, delivery and performance of Pass Through Agreement 1995-K-1 or the purchase, holding or sale of the Certificates issued pursuant to the Pass Through Agreement 1995-K-1 (the "Pass Through Certificates 1995-K-1") which would not have been imposed if Pass

Through Trustee 1995-K-1 had not had its principal place of business in or performed its duties under Pass Through Agreement 1995-K-1 in the City of Jacksonville, Florida, and (b) none of the Pass Through Trustee 1995-K-1, the Pass Through Trust 1995-K-1 or holders of the Pass Through Certificates 1995-K-1 will be subject to any fee, tax or other charge under the laws of the State of Florida or the consolidated City of Jacksonville/Duval County on, based on or measured by, directly or indirectly, any payments on the Pass Through Certificates 1995-K-1 or the gross receipts, net or gross income, tangible or intangible property, net worth or capital of Pass Through Trust 1995-K-1 which would not have been imposed if Pass Through Trustee 1995-K-1 had not had its principal place of business in or performed its duties under Pass Through Agreement 1995-K-1 in the City of Jacksonville, Florida.

     The Trustee for Pass Through Trust 1995-K-2 is a California corporation with its corporate trust office in Los Angeles, California. Jones, Day, Reavis & Pogue, as California counsel to Pass Through Trustee 1995 K-2 ("California Counsel"), has advised Kmart and the Underwriters that, in their opinion, subject to certain qualifications and assumptions discussed below, under currently applicable law, assuming that the Pass Through Trust 1995-K-2 will not be taxable as a corporation, but, rather, will be treated as an investment trust which is classified as a grantor trust under subpart E, Part I of Subchapter J of the Code (a) there are no fees, taxes or other charges payable (except taxes imposed on fees payable to Pass Through Trustee 1995-K-2 and utility user taxes imposed on Pass Through Trustee 1995-K-2 for conducting its trust business in the City of Los Angeles) to the State of California, the City of Los Angeles or the County of Los Angeles in connection with the execution, delivery and performance of Pass Through Agreement 1995-K-2 or the purchase, holding or sale of the Certificates issued pursuant to Pass Through Trust Agreement 1995-K-2 (the "Pass Through Certificates 1995-K-2") which would not have been imposed if Pass Through Trustee 1995-K-2 had not had its principal place of business in or performed its duties under Pass Through Agreement 1995-K-2 in the City of Los Angeles, California, and (b) none of the Pass Through Trustee 1995-K-2, the Pass Through Trust 1995-K-2 or the holders of the Pass Through Certificates 1995-K-2 will be subject to any fee, tax or other charge under the laws of the State of California, the City of Los Angeles or the County of Los Angeles on, based on or measured by, directly or indirectly, any payments on the Pass Through Certificates 1995-K-2 or the gross receipts net or gross income, tangible or intangible property, net worth or capital of Pass Through Trust 1995-K-2 which would not have been imposed if Pass Through Trustee 1995-K-2 had not had its principal place of business in or performed its duties under Pass Through Agreement 1995-K-2 in the City of Los Angeles, California.

     The foregoing opinions are subject to the following assumptions and qualifications: Florida Counsel's opinion is limited to the present laws of the State of Florida and the consolidated City of Jacksonville/Duval County and California Counsel's opinion is limited to the present laws of the State of California, the City of Los Angeles and the County of Los Angeles, and, as to each opinion, judicial and administrative interpretations thereunder. Such authorities are subject to change, which may be prospective or retroactive, and no assurance may be given as to the effect of any such change on the conclusions reached in either of such opinions. Further, no opinion is expressed with respect to the laws of any other jurisdiction or the effect thereof or as to whether any particular Certificateholder may be subject to any fee, tax or other charge under any such state or local laws because of such holder's individual circumstances. Such opinions are based on the assumptions that the descriptions of the facts relating to the Pass Through Certificates 1995-K-1 (in the case of Florida Counsel's opinion) and the Pass Through Certificates 1995-K-2 (in the case of California Counsel's opinion) set forth in the Registration Statement are accurate and complete, that the Pass Through Agreement 1995-K-1 (in the case of Florida Counsel's opinion) and the Pass Through Agreement 1995-K-2 (in the case of California Counsel's opinion) will be duly executed and delivered by each of the parties thereto in the form of such agreement reviewed by such Counsel and that the Pass Through Trust 1995-K-1 (in the case of Florida Counsel's opinion) and the Pass Through Trust 1995-K-2 (in the case of California Counsel's opinion) will be operated in a manner consistent with the Pass Through Agreement 1995-K-1 (in the case of Florida Counsel's opinion) and the Pass Through Agreement 1995-K-2 (in the case of California Counsel's opinion) and related documents reviewed by such Counsel. A change in such facts, terms of the Pass Through Agreement 1995-K-1 or the Pass Through Agreement 1995-K-2, or method of operation could adversely affect such opinions. Florida Counsel and California Counsel did not take part in the preparation of this Prospectus or the Registration Statement, and their respective opinions discussed herein express no opinion on the accuracy, completeness or sufficiency of the Prospectus and the Registration Statement or other offering material relating to the Certificates.

     Neither the Pass Through Trusts nor the Certificateholders will be indemnified for any state or local taxes imposed on them, and the imposition of any such taxes on a Pass Through Trust could result in a reduction in the amounts available for distribution by the holders of Certificates evidencing interests in such Pass Through Trust. In general, should a Certificateholder or a Pass Through Trust be subject to any state or local tax which would not be imposed if the Trustee were located in a different jurisdiction in the United States, the Trustee will resign and a new Trustee in such other jurisdiction will be appointed.

     PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS IN DETERMINING THE FEDERAL, STATE, LOCAL AND ANY OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF CERTIFICATES.

                              ERISA CONSIDERATIONS

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain restrictions on covered employee benefit plans, including corporate pension and profit sharing plans ("Plans"), and on persons who are parties in interest or disqualified persons ("Parties in Interest") with respect to such Plans. ERISA also imposes certain duties on persons who are fiduciaries of Plans and prohibits non-exempt transactions between a Plan and its Parties in Interest. Governmental plans and certain church plans are not subject to ERISA. Certain plans not subject to ERISA, such as individual retirement accounts, certain Keogh plans, and governmental or church plans qualified under Section 401(a) of the Code, are subject to separate prohibitions in the Code against non-exempt transactions with Parties in Interest.

     Investments by Plans are subject to ERISA's general fiduciary requirements, including the requirement of investment prudence and diversification and the requirement that a Plan's investments be made in accordance with the documents governing the Plan. Moreover, each Plan fiduciary should determine whether, under the general fiduciary standards of investment prudence and diversification, an investment in the Certificates is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan's investment portfolio.


     Plan fiduciaries must also determine whether the acquisition and holding of the Certificates and the operations of the Pass Through Trusts and the Owner Trusts (collectively, the "Trust Funds") would result in direct or indirect prohibited transactions. The operations of the Trust Funds could result in prohibited transactions if Plans that purchase the Certificates are deemed to own an interest in the underlying assets of one or more of the Trust Funds. There may also be an improper delegation of the responsibility to manage Plan assets if Plans that purchase the Certificates are deemed to own an interest in the underlying assets of the Trust Funds.



     The U.S. Department of Labor ("DOL") has issued a final regulation (29 C.F.R. Section 2510.3-101) (the "Plan Assets Regulation") providing that, as a general rule, the underlying assets and properties of corporations, partnerships, trusts and certain other entities (other than operating companies) in which a Plan makes an equity investment will be deemed for purposes of ERISA and Section 4975 of the Code to be assets of the investing Plan, unless certain exceptions apply. If the Trust Funds were deemed to hold assets of the Plans holding Certificates, the prohibited transaction provisions of ERISA and Section 4975 of the Code would apply to transactions involving such Trust Fund assets, including transactions involving the Trustees and servicers providing services with respect to the assets of the Trust Funds (the "Servicers").



     Transactions involving the Servicers, as well as the initial purchase and sale of the Certificates, however, may be exempt from the prohibited transaction restrictions of ERISA and the Code under administrative exemptions issued by the DOL or statutory exemptions. Among the administrative class and statutory exemptions that may be available are: Prohibited Transaction Class Exemption ("PTE") 75-1, which exempts certain securities transactions involving employee benefit plans and certain broker-dealers and banks; PTE 91-38 (formerly PTE 80-51), which exempts certain transactions between bank collective investment funds and parties in interest; PTE 90-1 (formerly PTE 78-19), which exempts certain transactions with insurance company pooled separate accounts; PTE 84-14, which exempts certain transactions effected on behalf of a plan by a "qualified professional asset manager"; or Section 408(b)(2) of ERISA, which exempts certain transactions involving the provision of services to Plans by Parties in Interest from the prohibited transaction restrictions of ERISA and the Code.



     Any Plan fiduciary which proposes to cause a Plan to purchase Certificates should consult with its counsel with respect to the potential applicability of ERISA and the Code (including the Plan Assets Regulation) to such investments, whether any prohibited transaction exemptions would be applicable, and whether all conditions of any potentially applicable prohibited transaction exemption have been satisfied. Additionally, the Plan fiduciary should consult its counsel with respect to any valuation issues which may be presented by an investment in Certificates.


                        LEGAL INVESTMENT CONSIDERATIONS

     The Certificates will not constitute "mortgage related securities" under the Secondary Mortgage Market Enhancement Act of 1984. The appropriate characterization of the Certificates under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase Certificates, may be subject to significant interpretive uncertainties. All investors whose investment authority is subject to legal restrictions should consult their own legal advisors to determine whether, and to what extent, the Certificates will constitute legal investments for them.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, Kmart has agreed to cause the Trustees to sell to Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated (together, the "Underwriters"), and each of the Underwriters has severally agreed to purchase, the principal amount of Certificates set forth opposite its name below.


                                                                         PRINCIPAL AMOUNT
                                 UNDERWRITER                             OF CERTIFICATES
                                 -----------                             ----------------
        Goldman, Sachs & Co. .........................................     $
        Morgan Stanley & Co. Incorporated.............................
                                                                          -------------
             Total....................................................     $
                                                                          =============


     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the Certificates, if any are taken.

     The Underwriters propose to offer the Certificates in part directly to retail purchasers at the public offering price for such Certificates set forth on the cover page of this Prospectus and in part to certain securities dealers
at such price less the concession of     % of the principal amount of the
Certificates relating to the Pass Through Trust 1995-K-1 and      % of the
principal amount of the Certificates relating to the Pass Through Trust 1995-K-2. The Underwriters may allow, and such dealers may reallow, a concession
not to exceed      % of the principal amount of the Certificates
relating to the Pass Through Trust 1995-K-1 and      % of the principal amount
of the Certificates relating to the Pass Through Trust 1995-K-2. After the Certificates are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

     The Certificates are a new issue of securities with no established trading market. Kmart has been advised by the Underwriters that they intend to make a market in the Certificates but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Certificates.

     Kmart has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     The Underwriters perform investment banking services for Kmart in the ordinary course of their respective businesses. Goldman, Sachs & Co. have performed certain services to Kmart in connection with the sale of the Properties to the Owner Trusts.

                                     RATING


     It is a condition to the issuance of the Certificates that they be rated BBB by the Standard & Poor's Ratings Group, Baa1 by Moody's and no lower than the rating assigned by Duff & Phelps Credit Rating Co. to the long-term senior unsecured debt of Kmart. The ratings will not address the receipt of the Make-Whole Premium, if any, payable upon the occurrence of an Event of Default.


     A security rating is not a recommendation to buy, sell or hold securities, may be subject to revision or withdrawal at any time by the assigning rating agency, and should be evaluated independently of any other rating.

     Kmart will be the Tenant under all of the Leases and, as such, may become the ultimate source of payment on the Mortgage Notes and, therefore, the ultimate source of payment on the Certificates. Because of this dependence upon Kmart for the ultimate payment of the Certificates, the ratings on the Certificates are directly related to the credit of Kmart. It should, therefore, be expected that a reduction or withdrawal of the debt ratings of Kmart would adversely affect the ratings on the Certificates.

                          VALIDITY OF THE CERTIFICATES

     The validity of the Certificates will be passed upon for Kmart by Dickinson, Wright, Moon, Van Dusen & Freeman, Detroit, Michigan, and for the Underwriters by Sullivan & Cromwell, New York, New York.

                                    EXPERTS


     The consolidated financial statements and schedules of Kmart appearing in or incorporated by reference to the Annual Report on Form 10-K of Kmart for the year ended January 25, 1995, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                           GLOSSARY OF CERTAIN TERMS

     The following is a glossary of certain terms used in this Prospectus. The definitions of terms used in this glossary that are also used in the Agreements, Indentures, Leases, Owner Trust Agreements and Participation Agreement are qualified in their entirety by reference to the definitions of such terms contained therein.

     "Agreement" means each of the two separate Pass Through Trust Agreements between Kmart and the related Trustee, pursuant to which the Pass Through Trusts will be formed.

     "Additional Rent" shall have the meaning described under "Description of the Leases -- Events of Default".

     "Bankruptcy Code" means the United States Bankruptcy Code of 1978, as amended.

     "Business Day" means any day other than Saturday or Sunday or other day on which banking institutions in the States of New York or Michigan, the States in which the principal offices of the Trustees, Corporate Owner Trustee or Corporate Indenture Trustees are located, are authorized or required by law to close.

     "Cede" means Cede & Co., as nominee of DTC.

     "Certificate" means any of the Pass Through Certificates to be issued under either of the Agreements.

     "Certificate Account" means one or more non-interest bearing accounts established and maintained by the Trustees for the Pass Through Trusts and for the benefit of Certificateholders for the deposit of payments representing Scheduled Payments on the Mortgage Notes.

     "Certificate Owner" means, for any Pass Through Trust, any person acquiring a beneficial interest in any Certificate issued by such Pass Through Trust.

     "Certificateholder" means the registered holder of any Certificate issued by a Pass Through Trust.

     "Code" means the United States Internal Revenue Code of 1986, as amended.

     "Commission" means the Securities and Exchange Commission.

     "Company" means Kmart Corporation.

     "Corporate Co-Trustee" means Chemical Trust Company of California, a California corporation, in its capacity as co-trustee under certain of the Owner Trust Agreements.

     "Corporate Indenture Trustee" means The Bank of New York, a New York corporation, in its capacity as indenture trustee under each Indenture, and any successor thereunder.

     "Corporate Owner Trustee" means Wilmington Trust Company, a Delaware banking corporation, in its capacity as owner trustee under the Owner Trust Agreements, and any successor thereunder.

     "Definitive Certificates" means Certificates issued in fully registered, certificated form to Certificate Owners or their nominees, rather than to DTC or its nominee.

     "DTC" means The Depository Trust Company.

     "DTC Participants" means those participants for whom DTC holds securities on deposit.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Event of Default" means, with respect to each Pass Through Trust, the occurrence and continuance of an Indenture Default under one or more of the Indentures pursuant to which the Mortgage Notes constituting Trust Property of such Pass Through Trust will be issued.

     "Event of Loss" means, for any Property, any Casualty or condemnation as described in "Description of the Leases -- Condemnation and Casualty."

     "Excepted Payments" means rights of each Owner Trust and Owner Participant relating to indemnification by Kmart of each Owner Trust, the Owner Trustees or Owner Participant for certain matters, insurance proceeds payable to the Owner Trustees in their individual capacities and to the Owner Participant (other than proceeds from casualty insurance maintained by Kmart under such Lease), insurance proceeds payable to the Owner Trust or to the Owner Participant under certain insurance maintained by or for the benefit of the Owner Trustees or the Owner Participant and not required to be maintained by Kmart under the Lease and certain reimbursement payments made by Kmart to the Owner Trust.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Indenture" means each of the separate Indenture, Mortgage and Deed of Trust, Assignment of Rents and Security Agreements among the Indenture Trustees and the related Owner Trust, in each case pursuant to which such Owner Trust will issue the Mortgage Notes, as such Indenture may be modified, supplemented or amended from time to time.

     "Indenture Default" means, for any Indenture, each of the events designated as an event of default in such Indenture. See "Description of the Mortgage Notes
- -- Indenture Defaults, Notice and Waiver."

     "Indenture Trustees" means the Corporate Indenture Trustee, in its capacity as an Indenture Trustee under each Indenture, and its successors and assigns thereunder, and Todd N. Niemy, in his capacity as an Indenture Trustee under each Indenture, and his successors and assigns thereunder.

     "Indirect Participants" means those persons that clear through or maintain a custodial relationship with a DTC Participant either directly or indirectly.

     "Individual Owner Trustee" means William J. Wade, an individual residing in New Castle County, Delaware, in his capacity as co-trustee under certain of the Owner Trust Agreements.

     "Initial Scheduled Principal Distribution Date" means the date when the first scheduled payment of principal on the Mortgage Notes held in each Pass Through Trust are to be received by the Trustees, such date to be specified on the front cover page of this Prospectus for such Pass Through Trust.

     "Land" means each of the separate parcels of land upon which a Store subject to the lien of an Indenture is located.

     "Lease" means each of the Leases between Kmart and the related Owner Trust, in each case pursuant to which Kmart will lease a Store and the related Land, as such Lease may from time to time be modified, supplemented or amended.

     "Lease Event of Default" means, for any Lease, each of the events designated as an event of default in such Lease. For a description of the events constituting Lease Events of Default, see "Description of the Leases -- Events of Default".

     "Make-Whole Premium" shall have the meaning as described under the caption "Description of the Mortgage Notes -- Make-Whole Premium".

     "Material Default" shall have the meaning as described under "Description of the Leases -- Events of Default."

     "Monetary Default" means a Lease Event of Default caused by (a) the failure by Kmart to pay any installment of Basic Rent when due within five days after notice to Kmart of non-payment; (b) the failure by Kmart to make any payment constituting Additional Rent when due within 15 days after notice to Kmart of non-payment; and (c) certain events of bankruptcy, insolvency, reorganization pursuant to bankruptcy or similar laws, receivership, dissolution or liquidation of Kmart.

     "Mortgage Notes" means any of the Mortgage Notes (including any Mortgage Notes issued in exchange, replacement or substitution therefor), issued pursuant to any Indenture.

     "Owner Participant" means one or more institutional investors for whose benefit the related Owner Trust owns an undivided interest in the Properties leased to Kmart pursuant to a Lease, and its permitted successors and assigns.

     "Owner Participant Parent" means the parent corporation of one of the Owner Participants and such parent corporation's successors and assigns.

     "Owner Trust" means each Owner Trust created pursuant to separate Owner Trust Agreements.

     "Owner Trust Agreement" means each of the Owner Trust Agreements, between the related Owner Participant and the Owner Trustees, pursuant to which the Owner Trusts will be created, as supplemented and amended.


     "Participation Agreement" means the Participation Agreement, among Kmart, the Owner Trusts, the Owner Trustee, each Owner Participant, the Owner Participant Parent, the Remainderman and the Indenture Trustees.


     "Pass Through Trust" means Pass Through Trust 1995-K-1 or Pass Through Trust 1995-K-2, each to be formed pursuant to the respective Agreement.

     "Pool Balance" means, for any Pass Through Trust, as of any date of determination, the aggregate unpaid principal amount of the Mortgage Notes that constitute Trust Property of such Pass Through Trust on such date plus the amount of the principal payments on such Mortgage Notes held by the Trustee and not yet distributed (other than earnings thereon and without giving effect to any losses on investments thereof). The Pool Balance as of any Regular Distribution Date or Special Distribution Date shall be computed after giving effect to the payment of principal, if any, on such Mortgage Notes and the distribution thereof being made on that date.

     "Pool Factor" means, for any Pass Through Trust, as of any date of determination, the quotient (rounded to the seventh decimal place) computed by dividing (i) the Pool Balance by (ii) the aggregate original principal amount of the Mortgage Notes held in such Pass Through Trust.

     "Property" means the related Owner Trust's estate for years interest in each parcel of Land, together with such Owner Trust's fee simple title to the Store located thereon.

     "Purchase Agreement" means the Agreement for Sale of Real Estate among Kmart, the Owner Trusts and the Remainderman with respect to the sale of the Properties and the remainder interest.

     "Regular Distribution Date" means, for each Pass Through Trust, January 5 and July 5 of each year, commencing July 5, 1995.

     "Remainderman" means a trust that is unaffiliated with Kmart that will purchase the remainder interest in the Land following expiration of the Estate-for-Years Interest.

     "Rules" means the rules, regulations and procedures creating and affecting DTC and its operations.

     "Scheduled Payments" means each payment of principal of and/or interest on a Mortgage Note held in a Pass Through Trust scheduled to be received by the Trustee on a Regular Distribution Date.

     "Special Distribution Date" means the date on which a Special Payment will be distributed, which date will be the fifth day of a month.

     "Special Payment" means, for any Pass Through Trust, any payments of principal, premium, if any, and interest received by the Trustee on account of redemption, if any, of the Mortgage Notes and payments received by the Trustee following a default in respect of the Mortgage Notes (including payments received by the Trustee on the account of the purchase by an Owner Trust of such Mortgage Notes or payments received on account of the sale of such Mortgage Notes by the Trustee).

     "Special Payments Account" means one or more non-interest bearing accounts established and maintained pursuant to each Pass Through Trust for the benefit of Certificateholders, for the deposit of payments representing Special Payments and certain other amounts.

     "Store" means the buildings, structures, alterations, modifications and other additions to and changes in such buildings and site improvements located on the Land.

     "Trust Estate" shall have the meaning described under "Structure of the Transaction".

     "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

     "Trust Property" means, for any Pass Through Trust, all money, instruments, including the related Mortgage Notes, and other property held as the property of the Pass Through Trust, including all distributions thereon and proceeds thereof.

     "Trustee" means each of The Bank of New York Trust Company of Florida, National Association, in its capacity as trustee under Pass Through Trust 1995-K-1, and its successors and assigns thereunder, and The Bank of New York Trust Company of California, in its capacity as trustee under Pass Through Trust 1995-K-2, and its successors and assigns thereunder.

- ---------------------------------------------------------
- ---------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR THE SOLICITATION OF AN OFFER IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS


                                           PAGE
                                           ----
Available Information...................     3
Reports to Certificateholders by the
  Trustee...............................     3
Incorporation of Certain Documents by
  Reference.............................     3
Prospectus Summary......................     5
The Company.............................    11
Use of Proceeds.........................    12
Selected Financial Information..........    13
Structure of the Transaction............    13
The Properties..........................    15
Diagram of Payments.....................    16
Description of the Certificates.........    17
Description of the Mortgage Notes.......    28
Description of the Leases...............    40
Certain Federal Income Tax
  Consequences..........................    47
Certain Taxes...........................    50
ERISA Considerations....................    52
Legal Investment Considerations.........    53
Underwriting............................    53
Rating..................................    54
Validity of the Certificates............    54
Experts.................................    54
Glossary of Certain Terms...............   A-1


- ---------------------------------------------------------
- ---------------------------------------------------------

- ---------------------------------------------------------
- ---------------------------------------------------------

                               KMART CORPORATION
                              PASS THROUGH TRUSTS
                       PASS THROUGH CERTIFICATES 1995-K-1
                       PASS THROUGH CERTIFICATES 1995-K-2

                               ------------------

                                   PROSPECTUS
                               ------------------

                              GOLDMAN, SACHS & CO.

                              MORGAN STANLEY & CO.
                                 INCORPORATED

- ---------------------------------------------------------
- ---------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION.

     The following expenses are expected to be incurred in connection with this Registration Statement:


        Securities and Exchange Commission Registration Fee...........   $   62,068.97
        Printing Fee..................................................      100,000.00*
        Blue Sky Fees and Expenses....................................       13,800.00*
        Accounting Fees...............................................       30,000.00*
        Rating Agency Fees............................................      194,000.00*
        Legal Fees....................................................    2,500,000.00*
        Trustees' Fees and Expenses...................................      110,000.00*
        Miscellaneous.................................................       90,131.03*
                                                                         -------------
             Total....................................................   $3,100,000.00*
                                                                         =============


- -------------------------
 * All of the above items except the registration fee are estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's By-Laws and the Michigan Business Corporation Act permit the Registrant's officers and directors to be indemnified under certain circumstances for expenses and, in some instances, for judgments, fines or amounts paid in settlement of civil, criminal, administrative and investigative suits or proceedings, including those involving alleged violations of the Securities Act of 1933 (the "Act"). In addition, the Registrant maintains directors' and officers' liability insurance which, under certain circumstances, would cover alleged violations of the Act. Insofar as indemnification for liabilities arising under the Act may be permitted to officers and directors pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. Therefore, in the event that a claim for such indemnification is asserted by any officer or director the Registrant (except insofar as such claim seeks reimbursement by the Registrant of expenses paid or incurred by an officer or director in the successful defense of any action, suit or proceeding) will, unless the matter has theretofore been adjudicated by precedent deemed by the Registrant to be controlling, submit to a court of appropriate jurisdiction the question of whether or not indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS.


 1      Form of Underwriting Agreement.*
 4.1    Form of Pass Through Trust Agreement.*
 4.2    Form of Indenture, Mortgage & Deed of Trust, Assignment of Rents and Security
        Agreement.+*
 4.3    Form of Pass Through Certificate -- included as part of Exhibit 4.1.*
 4.4    Form of Note -- included as part of Exhibit 4.2.*
 4.5    Form of Participation Agreement.*
 4.6    Form of Lease.+*
 5.1    Opinion of Dickinson, Wright, Moon, Van Dusen & Freeman as to the legality of the securities being registered.*
 8.1    Opinion of Dickinson, Wright, Moon, Van Dusen & Freeman as to tax matters.*
 8.2    Opinion of Squire, Sanders & Dempsey as to tax matters.*
 8.3    Opinion of Jones, Day, Reavis & Pogue as to tax matters.*
12      Statement of Computation of Ratio of Earnings to Fixed Charges.**
23.1    Consent of Price Waterhouse LLP.**
23.2    Consent of Dickinson, Wright, Moon, Van Dusen & Freeman -- included in Exhibit 5.1 and Exhibit 8.1.*
23.3    Consent of Squire, Sanders & Dempsey -- included in Exhibit 8.2.*
23.4    Consent of Jones, Day, Reavis & Pogue -- included in Exhibit 8.3.*
24      Power of Attorney.*
25.1    Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Trust Company of Florida, National Association.*
25.2    Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Trust Company of California.*


- -------------------------

 * Previously filed.



** Filed herewith.


 + Separate Indentures and Leases will be entered into with respect to each Property.

ITEM 17. UNDERTAKINGS.

A. UNDERTAKING PURSUANT TO RULE 430A

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

B. FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. INDEMNIFICATION

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Pass Through Certificates being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and that the security rating requirement will be met by the time of sale and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy and State of Michigan on April 26, 1995.


                                          KMART CORPORATION


                                          By         /s/ ANTHONY N. PALIZZI*

                                          --------------------------------------
                                                        ANTHONY N. PALIZZI
                                                        Interim President


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities indicated on April 26, 1995.



            SIGNATURE                             TITLE                             SIGNATURE                 TITLE
            ---------                             -----                             ---------                --------
     /s/ ANTHONY N. PALIZZI*         Interim President                        /s/ ENRIQUE C. FALLA*          Director
- ---------------------------------    (Principal Executive Officer)      ---------------------------------
       (ANTHONY N. PALIZZI)                                                     (ENRIQUE C. FALLA)

      /s/ THOMAS F. MURASKY*         Executive Vice President                /s/ JOSEPH P. FLANNERY*         Director
- ---------------------------------    (Principal Financial and           ---------------------------------
       (THOMAS F. MURASKY)           Accounting Officer)                       (JOSEPH P. FLANNERY)

      /s/ DONALD S. PERKINS*         Chairman of the Board                     /s/ DAVID B. HARPER*          Director
- ---------------------------------    and Director                       ---------------------------------
       (DONALD S. PERKINS)                                                      (DAVID B. HARPER)

     /s/ LILYAN H. AFFINITO*         Director                                 /s/ F. JAMES MCDONALD*         Director
- ---------------------------------                                       ---------------------------------
       (LILYAN H. AFFINITO)                                                    (F. JAMES MCDONALD)

   /s/ JOSEPH A. CALIFANO, JR.*      Director                                 /s/ J. RICHARD MUNRO*          Director
- ---------------------------------                                       ---------------------------------
    (JOSEPH A. CALIFANO, JR.)                                                   (J. RICHARD MUNRO)

       /s/ WILLIE D. DAVIS*          Director                                 /s/ GLORIA M. SHATTO*          Director
- ---------------------------------                                       ---------------------------------
        (WILLIE D. DAVIS)                                                       (GLORIA M. SHATTO)


*By:      /s/ NANCIE W. LADUKE

    ----------------------------------
             NANCIE W. LADUKE
             Attorney-in-fact

                                 EXHIBIT INDEX


                                                                                      SEQUENTIAL
EXHIBITS                                  DESCRIPTION                                 PAGE NUMBER
- --------                                  -----------                                 -----------
 1          Form of Underwriting Agreement.*
 4.1        Form of Pass Through Trust Agreement.*
 4.2        Form of Indenture, Mortgage & Deed of Trust, Assignment of Rents and
            Security Agreement.+*
 4.3        Form of Pass Through Certificate -- included as part of Exhibit 4.1.*
 4.4        Form of Note -- included as part of Exhibit 4.2.*
 4.5        Form of Participation Agreement.*
 4.6        Form of Lease.+*
 5.1        Opinion of Dickinson, Wright, Moon, Van Dusen & Freeman as to the
            legality of the securities being registered.*
 8.1        Opinion of Dickinson, Wright, Moon, Van Dusen & Freeman as to tax
            matters.*
 8.2        Opinion of Squire, Sanders & Dempsey as to tax matters.*
 8.3        Opinion of Jones, Day, Reavis & Pogue as to tax matters.*
12          Statement of Computation of Ratio of Earnings to Fixed Charges.**
23.1        Consent of Price Waterhouse LLP.**
23.2        Consent of Dickinson, Wright, Moon, Van Dusen & Freeman -- included in
            Exhibit 5.1 and Exhibit 8.1.*
23.3        Consent of Squire, Sanders & Dempsey -- included in Exhibit 8.2.*
23.4        Consent of Jones, Day, Reavis & Pogue -- included in Exhibit 8.3.*
24          Power of Attorney.*
25.1        Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Trust Company of Florida, National
            Association.*
25.2        Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Trust Company of California.*


- -------------------------

 * Previously filed.



** Filed herewith.


 + Separate Indentures and Leases will be entered into with respect to each Property.